    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 1997



                                                      REGISTRATION NO. 333-36937

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                           -------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                       NANOPHASE TECHNOLOGIES CORPORATION
             (Exact name of registrant as specified in its charter)

          ILLINOIS                         3399                        36-3687863
(State or other jurisdiction   (Primary Standard Industrial        (I.R.S. Employer
              of                 Classification Code No.)          Identification No.)
      incorporation or
         organization)

        453 COMMERCE STREET, BURR RIDGE, ILLINOIS 60521, (630) 323-1200 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ROBERT W. CROSS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       NANOPHASE TECHNOLOGIES CORPORATION
        453 COMMERCE STREET, BURR RIDGE, ILLINOIS 60521, (630) 323-1200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           -------------------------

                                   Copies to:

                             MATTHEW S. BROWN, ESQ.
                            LAWRENCE D. LEVIN, ESQ.
                             KATTEN MUCHIN & ZAVIS
                             525 WEST MONROE STREET
                            CHICAGO, ILLINOIS 60661
                                 (312) 902-5200
                          CHRISTOPHER L. KAUFMAN, ESQ.
                             CLIFFORD MENTRUP, ESQ.
                                LATHAM & WATKINS
                            SEARS TOWER, SUITE 5800
                            CHICAGO, ILLINOIS 60606
                                 (312) 876-7700

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                           -------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 4, 1997


PROSPECTUS
               , 1997

                                5,000,000 SHARES

                                 NANOPHASE LOGO

                                  COMMON STOCK

     All of the 5,000,000 shares of Common Stock (the "Common Stock") of Nanophase Technologies Corporation ("Nanophase" or the "Company") offered hereby are being sold by the Company.


     Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price.



     The Common Stock has been approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "NANX."


     AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION AND SHOULD ONLY BE MADE BY PERSONS WHO CAN AFFORD AN ENTIRE LOSS OF THEIR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF COMMON STOCK OFFERED HEREBY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------------------
                                             PRICE                UNDERWRITING              PROCEEDS
                                             TO THE              DISCOUNTS AND               TO THE
                                             PUBLIC              COMMISSIONS(1)            COMPANY(2)
-----------------------------------------------------------------------------------------------------------
Per Share..........................            $                       $                       $
Total(3)...........................            $                       $                       $
-----------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."


(2) Before deducting expenses estimated at $400,000, which will be paid by the Company.


(3) The Company has granted to the Underwriters a 30-day option to purchase up to 750,000 additional shares at the Price to the Public less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting
    Discounts and Commissions, and Proceeds to the Company will be $       ,
    $       and $       , respectively. See "Underwriting."

     The shares are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of shares will be made in New York, New York on or about
               , 1997.

DONALDSON, LUFKIN & JENRETTE
       SECURITIES CORPORATION

                                  FURMAN SELZ

                                                                CIBC OPPENHEIMER

          TARGETED MARKETS FOR THE COMPANY'S NANOCRYSTALLINE MATERIALS

                                  ELECTRONICS

        [Picture of semiconductor wafer being polished by a CMP slurry] Slurries formulated with the Company's nanocrystalline materials for use in polishing semiconductor wafers.

                       STRUCTURAL CERAMICS AND COMPOSITES
           [Picture of ceramic rings, valve inserts and armor tiles]
      Structural ceramics fabricated by the Company's net-shaping process.

                            COSMETICS AND SKIN-CARE

                 [Picture of cosmetics and skin-care products]
 Cosmetics and skin-care products formulated with the Company's nanocrystalline materials.

                              INDUSTRIAL CATALYSTS

            [Picture of catalytic cracking tower in an oil refinery]

            Catalysts fabricated with the Company's nanocrystalline


                materials for use in chemical process industry.


                            ------------------------

     The Company's corporate logo and design is a registered trademark of the Company. All other trade names and trademarks appearing in this Prospectus are the property of their respective holders.
                           -------------------------


     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (and related notes thereto) included elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus (i) reflects a 0.579-for-one stock split to be effected prior to the consummation of this offering, (ii) reflects the conversion of all outstanding shares of all series of Convertible Preferred Stock, no par value, of the Company (collectively, the "Preferred Stock") into 8,156,443 shares of Common Stock upon the consummation of this offering (the "Preferred Stock Conversion"), (iii) reflects the reincorporation of the Company in Delaware to be effected prior to the consummation of this offering and (iv) assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

     Nanophase Technologies Corporation ("Nanophase" or the "Company") develops and markets nanocrystalline materials for use as ingredients and components in a wide range of commercial applications. The Company began manufacturing nanocrystalline materials in commercial quantities in the fourth quarter of 1996. Nanocrystalline materials are metallic and ceramic materials that generally consist of particles that are less than 100 nanometers (billionths of a meter) in diameter and contain only a few thousand or tens of thousands of atoms, rather than the millions or billions of atoms in particles of most conventional materials. By processing materials in this near-atomic size range, the Company is able to engineer the structure of particles and exploit the properties of their surface atoms to enhance the performance of basic raw materials such as aluminum, iron, titanium and zinc, as well as to molecularly engineer new composite materials. Compared to conventional materials, the Company believes its nanocrystalline materials generally exhibit superior chemical, mechanical, electronic, magnetic and optical properties. The Company believes that through its extensive proprietary research and development programs, combined with its proprietary and patented production processes, it has established new standards for high-performance commercially produced nanocrystalline materials.


     The Company is in the advanced materials industry and has identified initial commercial applications for its nanocrystalline materials in four primary markets: electronics, structural ceramics and composites, cosmetics and skin-care, and industrial catalysts. The Company believes each of these markets provides numerous commercial applications in which its nanocrystalline materials will have significant competitive advantages based on product performance. Commercial applications currently being developed in these markets include the following:


     - Electronics. Abrasives for chemical/mechanical polishing of semiconductor wafers (CMP), anti-radiation coatings for cathode ray tubes ("CRTs"), thin-film materials for semiconductor manufacturing, high-performance electrodes and photonic materials for flat-panel displays.

     - Structural Ceramics and Composites. Ceramic mechanical seals, components for continuous steel casting, abrasion-resistant polymers for oil drilling sensors, ceramic armor and remotely monitored medical implants.

     - Cosmetics and Skin-Care. Topical health-care products, transparent ultraviolet ("UV") blockers and colorants for cosmetics.

     - Industrial Catalysts. Chemical-process catalysts.

     In each of these markets, the Company's strategy is to establish collaborative relationships with industry leaders in order to validate the capabilities of its materials and coordinate the development and commercial introduction of product applications. These relationships generally include specific milestones and a development path that is intended to lead to significant commercial product revenues. The Company is currently collaborating with, among others, AG Industries ("Acutus Gladwin"), The Dow Chemical Company ("Dow"), E.I. DuPont de Nemours & Co. ("DuPont"), Medtronic, Inc. ("Medtronic"), Pacific Safety, Inc. ("Pacific Safety") and Philips Electronics N.V. ("Philips"). As a result of its collaborative relationships, the Company entered into commercial supply contracts with Moyco Technologies, Inc. ("Moyco"), a manufacturer of semiconductor polishing slurries for use by semiconductor manufacturers, including Hyundai

Corporation ("Hyundai"), Samsung Group ("Samsung"), International Business Machines Corporation ("IBM"), Lucent Technologies, Inc. ("Lucent") and Motorola, Inc. ("Motorola"); with Schering-Plough Corporation ("Schering-Plough") pursuant to which the Company will supply its nanocrystalline zinc oxide to Schering-Plough for use in topical health-care products; and with LWT Instruments, Inc. ("LWT") for anti-abrasive polymers used in oil drilling applications. To gain access to foreign markets, Nanophase has entered into an agreement with a subsidiary of Itochu Corporation ("Itochu"), formerly C. Itoh, for the distribution of the Company's materials in broad-based industrial markets throughout Asia. To gain world-wide access to the cosmetics and skin-care market, the Company has a global distribution agreement with Whittaker, Clark & Daniels, Inc. ("WCD"), a leading distributor of cosmetic and skin-care ingredients.

     The Company believes that its nanocrystalline materials have broad and enabling potential beyond the product applications it is currently developing with its customers. In 1995, the Battelle Memorial Institute, a leading contract research organization, identified "molecularly engineered" materials (i.e., nanocrystalline materials) as "super materials" which represent one of the ten most important technologies for the coming decade. Nanophase was organized in 1989 to commercialize technologies that are based on principles developed at Argonne National Laboratory ("Argonne"), and believes that it is the only company to successfully transition the production of high-performance nanocrystalline materials from laboratory to commercial scale. In contrast to particles of conventional materials, including other commercially produced nanocrystalline materials, the particles of the Company's nanocrystalline materials are (i) nearly spherical, (ii) virtually free of chemical residues,
(iii) uniformly small, (iv) not strongly agglomerated, and (v) easily engineered. As a result, the Company is able to engineer the attributes, including strength, flexibility, color and electronic conductivity, of materials to yield products that are superior to conventional materials and to establish new standards for a range of high-performance commercial applications.

     At the core of the Company's technologies is its proprietary and patented physical-vapor-synthesis ("PVS") process, which enables the Company to produce significant quantities of high-quality nanocrystalline materials. The Company also has developed related technologies to further enhance the materials produced by its PVS process. The Company's proprietary discrete-particle-encapsulation ("DPE") process, which completely coats each individual nanocrystalline particle and for which a patent is pending, can alter or enhance the optical, chemical and electronic behavior of particles and prevent agglomeration. The Company also has developed a proprietary net-shaping technology which enables the rapid fabrication of dimensionally-precise, high-tolerance structural ceramic components without costly machining.


     Nanophase's principal production and research facility is located in Burr Ridge, Illinois, a suburb of Chicago. The Company's operations in Burr Ridge are registered under ISO 9001 standards, and the Company believes its manufacturing operations are compliant with the current Good Manufacturing Practices ("cGMP") requirements of the U.S. Food and Drug Administration ("FDA").



     Nanophase was incorporated in Illinois on November 30, 1989, and will be reincorporated in Delaware not later than the effective date of this offering. As of September 30, 1997, the Company had an accumulated deficit of $13,976,617. Nanophase's principal executive offices are located at 453 Commerce Street, Burr Ridge, Illinois 60521 and its telephone number is (630) 323-1200.

                                  THE OFFERING


Common Stock offered by the Company.........    5,000,000 shares
Common Stock to be outstanding after the
  offering..................................    13,234,029 shares(1)
Use of proceeds.............................    To expand the Company's manufacturing
                                                facilities and for working capital and other
                                                general corporate purposes. See "Use of
                                                Proceeds."
Proposed Nasdaq National Market symbol......    NANX


------------------------------

(1) Does not include (i) 662,287 shares of Common Stock issuable upon the exercise of outstanding warrants at an exercise price of $1.123 per share,
    (ii) 1,557,684 shares of Common Stock issuable upon the exercise of outstanding options at a weighted average exercise price of $2.474 per share and (iii) 1,200,348 shares of Common Stock reserved for issuance upon the exercise of options that may be granted in the future under the Nanophase Technologies Corporation Amended and Restated 1992 Stock Option Plan, as amended (the "Stock Option Plan"). See "Management--Stock Option Plan" and "Description of Capital Stock."

                             SUMMARY FINANCIAL DATA


                                                                                                  NINE MONTHS
                                            YEARS ENDED DECEMBER 31,                          ENDED SEPTEMBER 30,
                         ---------------------------------------------------------------   -------------------------
                           1992        1993         1994          1995          1996          1996          1997
STATEMENT OF OPERATIONS
  DATA:
  Commercial revenue...  $  20,006   $  25,265   $    31,144   $    93,591   $   485,036   $   261,013   $ 2,245,415
  Government research
    contracts..........    212,183          --        64,015        27,995       110,770        26,207            --
                         ---------   ---------   -----------   -----------   -----------   -----------   -----------
    Total revenue......    232,189      25,265        95,159       121,586       595,806       287,220     2,245,415
  Cost of revenue......    202,215      61,978       164,746       532,124     4,019,484     2,925,560     3,321,288
  Research and
    development
    expense............     29,638     143,362       456,162       485,059       677,284       515,675       571,210
  Selling, general and
    administrative
    expense............    366,378     556,616       799,558     1,150,853     1,661,504     1,209,823     1,714,725(2)
  Interest income......     10,191       7,022        37,535        86,576       184,778       145,746        57,392
                         ---------   ---------   -----------   -----------   -----------   -----------   -----------
  Net loss.............  $(355,851)  $(729,669)  $(1,287,772)  $(1,959,874)  $(5,577,688)  $(4,218,092)  $(3,304,416)
                         =========   =========   ===========   ===========   ===========   ===========   ===========
Pro forma net loss per
  share(1).............                                                      $     (0.76)                $     (0.41)
                                                                             ===========                 ===========
Shares used in
  computing the pro
  forma net loss per
  share(1).............                                                        7,312,392                   8,139,812



                                                                  AS OF SEPTEMBER 30, 1997
                                                                ----------------------------
                                                                  ACTUAL      AS ADJUSTED(3)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................    $  770,704     $46,870,704
  Working capital...........................................     3,059,060      49,159,060
  Total assets..............................................     7,286,071      53,260,398
  Total stockholders' equity................................     5,576,916      51,676,916


------------------------------

(1) Includes the anti-dilutive effect (equivalent to 476,712 shares) of options issued to employees, a consultant and members of the Advisory Board (as defined herein) since October 1996. Does not include as of September 30, 1997 (i) 662,287 shares of Common Stock issuable upon the exercise of outstanding warrants at an exercise price of $1.123 per share, (ii) 803,247 shares of Common Stock issuable upon the exercise of outstanding options at a weighted average exercise price of $1.119 per share and (iii) 476,598 shares of Common Stock reserved for issuance upon the exercise of options that may be granted in the future under the Stock Option Plan. Also does not include 694,800 additional shares of Common Stock which were made subject to the Stock Option Plan after September 30, 1997. See "Management--Stock Option Plan" and "Description of Capital Stock."



(2) Includes $375,103 of costs related to a proposed public offering withdrawn in May 1997.



(3) As adjusted to give effect to the sale of 5,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses as described in "Use of Proceeds."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk and immediate and substantial dilution and should only be made by persons who can afford a loss of their entire investment. In evaluating an investment in the Common Stock being offered hereby, investors should consider carefully, among other matters, the following risk factors, as well as the other information contained in this Prospectus.

LIMITED HISTORY OF COMMERCIAL SALES; UNCERTAIN MARKET ACCEPTANCE OF THE COMPANY'S NANOCRYSTALLINE MATERIALS

     The Company was founded in November 1989 and through December 31, 1996 was engaged principally in research and development activities. While the Company recently commenced marketing certain nanocrystalline materials, it is in the early stage of commercialization and its potential product applications are in various stages of development or under evaluation. As a result, the Company's nanocrystalline materials have been sold only in limited quantities, generally for testing and evaluation purposes, and there can be no assurance that a significant market will develop for such materials. Because virtually all of the product applications for the Company's materials are new, in order to penetrate its targeted markets, the Company must participate in a multi-step process that includes initial discussions of the product application which highlight the advantages of the Company's nanocrystalline materials, proof of concept, proof of feasibility within the specific application, and evaluations of cost and manufacturability. Completion of this evaluation process usually takes at least 18 months, and may take several years. The Company's current and potential commercial customers establish demanding specifications for performance and reliability. Although the products incorporating the Company's nanocrystalline materials have passed certain product performance and reliability testing by certain current and potential customers, there can be no assurance that the Company's nanocrystalline materials will continue to pass such tests in the future, meet future customer performance standards, or offer sufficient price or performance advantages as required to achieve commercial success. The Company's failure to develop, manufacture and commercialize nanocrystalline materials on a timely and cost-effective basis or successfully complete its customers' multi-step evaluation processes would have a material adverse effect on the Company's business, results of operations and financial condition. Because the Company's materials are used as ingredients in, or components of, other companies' products, the inability of the Company's customers to achieve market acceptance with respect to end-users of their products or successfully to manufacture their products could also have a material adverse effect on the Company's business, results of operations and financial condition. See "Business."

LIMITED OPERATING HISTORY; HISTORY OF LOSSES; UNCERTAINTY OF FUTURE
PROFITABILITY

     Substantially all of the Company's revenues through December 31, 1996 were derived from government research contracts, commercial development contracts and sales of nanocrystalline products for customer evaluation. The Company has only recently begun shipping significant amounts of its materials for commercial use and there can be no assurance that the Company's nanocrystalline materials will generate significant revenues from commercial applications. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. An investment in the Company must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of development.


     The Company has incurred net losses in each year since its inception, and as of September 30, 1997, had an accumulated deficit of $13,976,617. The Company may continue to incur operating losses and there can be no assurance that the Company will become profitable. Commercial development of the Company's nanocrystalline materials will require the commitment of substantial resources to continuing research and development, establishment of additional commercial-scale manufacturing facilities, and further development of quality control, marketing, sales, service and administrative capabilities. The Company's ability to achieve profitability will depend on many factors, including the Company's ability to enter into collaborative customer relationships and the Company's ability, alone or with its customers, to develop, manufacture, introduce and market commercially acceptable products based on the Company's nanocrystalline materials and proprietary processes. There can be no assurance that significant quantities of the Company's nanocrystalline materials or their product applications will be manufactured, introduced or marketed successfully, or that the Company will ever achieve a profitable level of operations or, if profitability is achieved, that it can be sustained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

DEPENDENCE ON A LIMITED NUMBER OF KEY CUSTOMERS


     A limited number of key customers have initially accounted for a substantial portion of the Company's commercial revenue. The Company's customers are significantly larger than, and are able to exert a high degree of influence over, the Company. The loss of one or more of the Company's customers or failure to attract new customers would have a material adverse effect on the Company's business, results of operations and financial condition. In February 1997, the Company entered into a five-year requirements contract with Moyco, one of its key customers, pursuant to which the Company will supply its nanocrystalline materials to Moyco for use in Moyco's semiconductor polishing slurries. In August 1997, Moyco and Ashland Chemical Company ("Ashland") signed a non-binding letter of intent pertaining to the potential purchase by Ashland of Moyco's intellectual properties, technologies and certain other intangible assets for the chemical/ mechanical polishing of semiconductor wafers. There can be no assurance that Moyco will sell such assets to Ashland or any other entity or if it does or does not sell such assets what the impact on the Company will be. Sales to Moyco or Ashland, as the case may be, are currently expected to constitute a significant portion of the Company's revenues over the next three years. In March 1997, Cabot Corporation ("Cabot") filed a claim against Moyco which alleges that the slurries manufactured by Moyco, which contain the Company's nanocrystalline materials, infringe a patent owned by Cabot. Moyco has denied Cabot's allegations of patent infringement. In April 1997, Moyco filed a civil action against Cabot alleging that Cabot's patent is invalid and that Cabot improperly interfered with contractual relationships between Moyco and third parties. If Cabot prevails in its patent infringement claim against Moyco or Moyco is otherwise prevented from manufacturing slurries which contain the Company's materials, then Moyco's purchase of the Company's materials may be significantly reduced which would have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Customers and Applications--Electronics--Semiconductor Polishing."


RELIANCE ON COLLABORATIVE DEVELOPMENT RELATIONSHIPS

     The Company has established, and will continue to pursue, collaborative relationships with a variety of corporate customers. Through such relationships, the Company seeks to develop applications for the Company's nanocrystalline materials, share development and manufacturing resources and coordinate the development, manufacturing, commercialization and marketing of nanocrystalline product applications. The Company's future success will depend, in part, on its continued relationships with these customers, its ability to enter into similar collaborative relationships, the commitment of the Company's customers to the potential product applications under development and, eventually, the customers' success in marketing, or willingness to purchase the Company's nanocrystalline materials for, such product applications. There can be no assurance that the Company's customers will not seek to manufacture jointly developed products internally or obtain them from alternative sources. These customers may require the Company to share control of its development, manufacturing and marketing programs, limit its ability to license its technology to others, or restrict its ability to engage in certain product development, manufacturing and marketing activities. These relationships may also be subject to unilateral termination by the Company's customers. If the Company is unable to initiate or sustain such collaborative relationships, there can be no assurance that the Company will be able independently to develop, manufacture, market or sell its current and future nanocrystalline materials or their product applications. The failure of the Company to initiate or sustain such collaborative relationships would have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Customers and Applications."

LIMITED MANUFACTURING CAPACITY AND EXPERIENCE

     The Company's success will depend, in part, on its ability to manufacture its nanocrystalline materials in significant quantities, with consistent quality, at acceptable cost and on a timely basis. The Company has limited experience in high-volume manufacturing, may incur significant start-up costs and unforeseen expenses in connection with attempts to manufacture substantial quantities of nanocrystalline materials, and will need to increase the efficiency of its manufacturing operations significantly to reach its production goals. In addition, the Company will need to expand its current facilities or obtain additional facilities in the near future in order to manufacture substantial quantities of its products. No assurance can be given that the Company will be able to make the transition to high-volume production successfully. The Company's primary operations, including research, engineering, manufacturing, marketing, distribution and general administration, are housed in a single facility in Burr Ridge, Illinois. Any material disruption in the Company's operations, whether due to fire, natural disaster, power loss or otherwise, could have a material adverse effect on the Company's business, results of operations and financial condition. While the Company maintains property and business interruption insurance, such insurance may not adequately compensate the Company for all losses that it may incur. See "Business--Manufacturing and Facilities."

     While most of the Company's product applications involve the Company producing materials which are to be used as ingredients in other companies' products, the Company's net-shaping applications require the Company to produce finished components. The Company currently is not capable of producing ceramic finished components in commercial volume and plans to develop an in-house capability to fabricate net-shaped components or establish manufacturing arrangements with third parties. There can be no assurance that the Company will be able to fabricate its net-shaped components internally or that it will be able to enter into third-party arrangements on satisfactory terms. See "Business--Manufacturing and Facilities."

DEPENDENCE ON PATENTS AND PROTECTION OF PROPRIETARY INFORMATION

     The Company's success will depend, in part, on its ability to obtain patent protection for its nanocrystalline materials and processes, to preserve its trade secrets, and to operate without infringing the patent or other proprietary rights of others and without breaching or otherwise losing rights in the technology licenses upon which any of the Company's products are based. The Company has been granted two United States patents which expire in July 2013, has filed three applications for other United States patents and licenses eleven patents held by others, which licenses generally last the life of their respective patents. No assurance can be given that the patent applications filed by the Company will result in issued patents or that the scope and breadth of any claims allowed in any patents issued to the Company or its licensors will exclude competitors or provide competitive advantages to the Company. In addition, there can be no assurance that any patents issued to the Company or its licensors will be held valid if subsequently challenged or that others will not claim rights in the patents and other proprietary technology owned or licensed by the Company, or that others have not developed or will not develop similar products or technologies without violating any of the Company's proprietary rights. The Company's inability to obtain patent protection, preserve its trade secrets or operate without infringing the proprietary rights of others, as well as the Company's loss of any license to technology that it now has or acquires in the future, would have a material adverse effect on the Company's business, results of operations and financial condition.

     Patent applications in the United States are currently maintained in secrecy until patents issue, and patent applications in foreign countries are maintained in secrecy for a period of time after filing. Accordingly, publication of discoveries in the scientific literature or of patents themselves or laying open of patent applications in foreign countries tends to lag behind actual discoveries and filings of related patent applications. Due to this factor and the large number of patents and patent applications related to nanocrystalline materials, comprehensive patent searches and analysis associated with nanocrystalline materials are often impractical or not cost-effective. Therefore, there can be no assurance that the Company's patent and publication searches have been comprehensive, or that materials or processes used by the Company for its planned products do not or will not infringe upon existing technology described in United States patents or will not infringe upon claims of patent applications of others in the future. Because of the volume of patents issued and patent applications filed relating to nanocrystalline materials, there is a significant risk that current and potential competitors and other third parties have filed or will file patent applications for, or have obtained or will obtain patents or other proprietary rights relating to, materials or processes used or proposed to be used by the Company. In any such case, to avoid an infringement, the Company would have to either license such technology or design around any such patents. There can be no assurance that the Company will be able either to successfully design around these third-party patents or obtain licenses to such technology or that, if obtainable, such licenses would be available on terms acceptable to the Company.

     Litigation, which could result in substantial cost to, and diversion of effort by, the Company, may be necessary to enforce patents issued or licensed to the Company, to defend the Company against infringement claims made by others, or to determine the ownership, scope or validity of the proprietary rights of the Company and others. An adverse outcome in any such litigation could subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties, and/or require the Company to cease using certain technology, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. The Company may also become involved in interference proceedings declared by the United States Patent and Trademark Office ("PTO") in connection with one or more of the Company's owned or licensed patents or patent applications to determine priority of invention. Any such proceeding could result in substantial cost to the Company, as well as a possible adverse decision as to priority of invention of the patent or patent application involved. In addition, the Company may become involved in reissue or reexamination proceedings in the PTO in connection with the scope or validity of the Company's owned or licensed patents. Any such proceeding could have a material adverse effect on the Company's business, results of operations and financial condition, and an adverse outcome in such proceeding could result in a reduction of the scope of the claims of any such patents or such patents being declared invalid. In addition, from time to time, to protect its competitive position, the Company may initiate reexamination proceedings in the PTO with respect to patents owned by others. Such proceedings could result in substantial cost to, and diversion of effort by, the Company, and an adverse decision in such proceedings could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company also relies on trade secrets and proprietary know-how in the conduct of its business and uses employee and third-party confidentiality and non-disclosure agreements to protect such trade secrets and know-how. There can be no assurance that the obligation to maintain the confidentiality of such trade secrets or proprietary information will not wrongfully be breached by employees, consultants, advisors or others, that the Company will have adequate remedies for any breach, or that the Company's trade secrets or proprietary know-how will not otherwise become known or be independently developed or discovered by third parties. In addition, because the Company's employees have not entered into noncompetition agreements with the Company, they may become competitors of the Company upon termination of employment. See "Business--Intellectual Property and Proprietary Rights."

RAPID TECHNOLOGICAL CHANGE

     Rapid changes have occurred, and are likely to continue to occur, in the development of advanced materials and processes. The future success of the Company will depend, in large part, upon its ability to keep pace with advanced materials technologies, industry standards and market trends and to develop and introduce new and improved products on a timely basis. The Company will require substantial resources to expand its commercial manufacturing capacity, further develop its technologies and develop and introduce innovative product applications. There can be no assurance that the Company's development efforts will not be rendered obsolete by the research efforts and technological advances of others or that other advanced materials will not prove more advantageous than those produced by the Company.

LIMITED MARKETING EXPERIENCE; RELIANCE ON DISTRIBUTION AGREEMENTS

     The Company has limited experience marketing and selling its products. To market its nanocrystalline materials directly, the Company will be required to develop a marketing and sales force that can effectively demonstrate the advantages of its nanocrystalline product applications compared to competitive products containing conventional or advanced materials. The Company currently has arrangements for distribution of certain of its nanocrystalline materials and expects to enter into additional distribution or other arrangements with third parties regarding the commercialization or marketing of its materials. The Company's future success will depend in part on its continued relationships with distributors, its ability to enter into other similar distribution arrangements, the continuing interest of the Company's distributors in current and potential product applications and, eventually, the distributors' success in marketing, or willingness to purchase, any of the Company's nanocrystalline materials. There can be no assurance that the Company will be successful in its marketing efforts, that it will be able to establish adequate sales and distribution capabilities, that it will be able to enter into or maintain marketing and distribution arrangements with third parties on financially acceptable terms, or that any third parties with whom it enters into such arrangements will be successful in marketing the Company's products. See "Business--Customers and Applications" and "--Marketing."

COMPETITION

     The advanced materials industry is highly competitive. The market for materials having the characteristics and potential uses of the Company's nanocrystalline materials is the subject of intensive research and development efforts by both governmental entities and private enterprises around the world. The Company believes that the level of competition will increase further as more product applications with significant commercial potential are developed. The nanocrystalline product applications being developed by the Company will compete directly with products incorporating conventional and advanced materials and technologies. While the Company is not currently aware of the existence of commercially available competitive products with the same attributes as those offered by the Company, there can be no assurance that such competitive products will not be introduced by third parties, or that competing materials based on different or new technologies may not become commercially available. There can be no assurance that the Company's competitors will not succeed in developing or marketing materials, technologies and products that exhibit superior performance, are more commercially desirable or are more cost effective than those developed or marketed by the Company. In addition, many potential competitors of the Company have substantially greater financial and technical resources, larger research and development staffs, and greater manufacturing and marketing capabilities than the Company. Failure of the Company's current and potential nanocrystalline product applications to improve performance sufficiently at an acceptable price, achieve commercial acceptance or otherwise compete with conventional materials would have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Competition."

FUTURE CAPITAL NEEDS

     The Company believes that its future capital requirements will depend, on many factors, including continued progress in its research and development and product testing programs, the magnitude of these programs, the costs necessary to increase the Company's manufacturing capabilities and to market any resulting materials and product applications, and customer acceptance of the Company's current and potential materials and product applications. Additional factors that may affect the Company's future capital requirements are the costs involved in preparing, filing, prosecuting, maintaining and enforcing patents and other proprietary rights or in obtaining licenses, the ability of the Company to establish collaborative relationships, and the amount and timing of future revenues. Depending on its requirements, the Company may seek additional funding through public or private financing, collaborative relationships, government contracts or licensing agreements. There can be no assurance that such additional financing will be available on acceptable terms or at all. If adequate funds are not available on acceptable terms, the Company may be required to delay, scale-back or eliminate manufacturing and marketing of one or more of its materials or product applications or research and development programs, or to obtain funds through arrangements with customers or others that may require the Company to relinquish rights to certain of its technologies or nanocrystalline materials that the Company would not otherwise relinquish. Inadequate funding also could impair the Company's ability to compete in the marketplace. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISK OF RESCISSION OF SERIES F OFFERING


     In June, August and September 1997, the Company issued shares of Series F Convertible Preferred Stock (the "Series F Preferred") for an aggregate of $3,876,108 to approximately 60 investors, all of whom are "accredited investors" within the meaning of rules promulgated under the Securities Act. The offering and sale of the Series F Preferred was not registered under the Securities Act, but may not have qualified for an exemption from the registration requirements of the Securities Act. If the sale of the Series F Preferred was not consummated in accordance with a valid exemption under the registration requirements of
Section 5 of the Securities Act, purchasers of Series F Preferred may have a right to rescind their purchases of the Series F Preferred (which will convert into 748,089 shares of Common Stock upon consummation of this offering) pursuant to Section 12(a)(1) of the Securities Act, and there may be a risk of enforcement action by the

Commission or state securities regulators. Under Section 13 of the Securities Act, a rescission right, which is the effective equivalent of a put right, can be maintained to enforce liability under Section 12(a)(1) of the Securities Act at any time within one year after the violation on which it is based, but in no event more than three years after the relevant securities were bona fide offered to the public. A rescission right would entitle the holders of the Series F Preferred to receive a return of the consideration paid for their shares of Series F Preferred ($5.18 per share), together with interest from the date of purchase. The Company does not currently intend to offer rescission to the holders of the Series F Preferred. Even if the holders of Series F Preferred are entitled to rescind their purchases, the Company does not believe that any rescission would adversely affect its financial condition following consummation of this offering.


DEPENDENCE ON KEY PERSONNEL


     The Company's success will depend, in large part, upon its ability to attract and retain highly qualified research and development, management, manufacturing and marketing and sales personnel. Due to the specialized nature of the Company's business, it may be difficult to locate and hire qualified personnel, and to retain such personnel once hired. The loss of the services of any of the Company's executive officers or other key personnel, or the failure of the Company to attract and retain other skilled and experienced personnel on acceptable terms, could have a material adverse effect on the Company's business, results of operations and financial condition. The Company does not have "key-man" life insurance policies covering any of its executive officers or key employees. See "Management."


PRODUCT LIABILITY RISKS

     The Company may be subject to product liability claims in the event that any of its nanocrystalline product applications are alleged to be defective or cause harmful effects. Because the Company's nanocrystalline materials are used as ingredients in, or components of, other companies' products, to the extent certain of the Company's customers become subject to claims, suits or complaints relating to their products, such as medical implants and cosmetic and skin-care products, there can be no assurance that such claims will not be asserted against the Company. The Company currently maintains separate insurance coverage in the amount of $1 million for product liability claims. The cost of defending or settling product liability claims may be substantial and there can be no assurance that the Company could do so on acceptable terms or that such claims, if successful or settled, would not have a material adverse effect on the Company's business, results of operations and financial condition.

INTERNATIONAL SALES


     For the nine months ended September 30, 1997, 12% of the Company's total revenues were derived from product sales and development agreements with international customers, and the Company expects that it will continue to derive a substantial percentage of revenues from international customers in the future. There can be no assurance that the Company will be able successfully to market, sell and deliver its nanocrystalline materials in international markets. In addition, there are certain risks inherent in conducting international business, including exposure to currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collection, political instability, difficulties in complying with a variety of foreign laws and unexpected changes in regulatory requirements. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's business, results of operations and financial condition.


GOVERNMENTAL REGULATIONS

     The Company's coating facility, which is located in Chicago, is a "small quantity generator" of hazardous materials, including ethanol, under the Federal Resource Conservation and Recovery Act ("RCRA") and, as a result, is subject to stringent federal, state and local regulations governing the handling, storage and disposal of such materials. It is possible that current or future laws and regulations could require the Company to make substantial expenditures for preventive or remedial action, reduction of chemical exposure or waste treatment or disposal. There can be no assurance that the Company's operations, business or assets will not be materially and adversely affected by the interpretation and enforcement of current or future environmental laws and regulations. The Company believes it has complied in all material respects with regard to environmental regulations applicable to it and does not anticipate generating substantially increased amounts of such materials because its coating process has been modified to significantly reduce the generation of ethanol. In addition, although management believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the Company's coating operations do pose a risk of accidental contamination or injury. To date, the Company has not been required to make substantial expenditures for preventive or remedial action with respect to the hazardous materials it generates. The damages in the event of an accident or the costs of such preventive or remedial actions could exceed the Company's resources or otherwise have a material adverse effect on the Company's business, results of operations and financial condition.


     In addition, both of the Company's facilities and all of its operations are subject to the plant and laboratory safety requirements of various occupational safety and health laws. The Company believes it has complied in all material respects with regard to governmental regulations applicable to it. There can be no assurance, however, that the Company will continue to comply with applicable government regulations or that such regulations will not materially restrict or impede the Company's operations in the future.

     The manufacture and use of certain products which contain the Company's nanocrystalline materials are subject to governmental regulation. As a result, the Company is required to adhere to the cGMP requirements of the FDA and similar regulations in other countries which include testing, control and documentation requirements enforced by periodic inspections. Such regulations can increase the Company's cost of doing business and/or render certain potential markets prohibitively expensive. See "Business--Governmental Regulations."

QUARTERLY FLUCTUATIONS IN OPERATING RESULTS

     The Company has experienced, and expects to continue to experience, quarterly fluctuations in its results of operations as a result of a variety of factors, including the timing and amount of expenses associated with expansion of the Company's operations, the timing of collaborative relationships with, and performance of, customers, the timing of new product application offerings, changes in the Company's revenue mix among its product application offerings, and changes in the mix between pilot production of new nanocrystalline materials and full-scale manufacturing of existing nanocrystalline materials. The Company does not currently have any significant backlog of orders and the timing of revenues will therefore depend upon the amount and timing of new orders received for its nanocrystalline materials.


SIGNIFICANT UNALLOCATED NET PROCEEDS



     A significant portion of the anticipated net proceeds of this offering has been designated for general corporate purposes rather than specific uses. Therefore, the Company's management and Board of Directors will have broad discretion with respect to the use of a significant portion of the net proceeds of this offering. See "Use of Proceeds."


NO PRIOR PUBLIC MARKET FOR COMMON STOCK; DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF COMMON STOCK PRICE

     Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price for the Common Stock will be determined by negotiations between the Company and the Underwriters based upon several factors and may not be indicative of the price that may prevail in the public market. The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of any particular company. In particular, there has been significant volatility in the market price of securities of other technology companies, particularly those that, like the Company, are still primarily engaged in product development activities. Factors such as announcements of technology innovations and new product applications by the Company or its competitors, disputes relating to patents and proprietary rights, changes in financial estimates by securities analysts, failure to meet earnings expectations of the market or of analysts, general market conditions and fluctuations in quarterly operating results may have a significant impact on the market price of the Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any such litigation initiated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Underwriting."

ANTI-TAKEOVER PROVISIONS


     Upon consummation of this offering, the Company's Board of Directors will have the authority to issue up to 17,000,000 shares of undesignated preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue such shares of preferred stock. Further, certain provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. See "Description of Capital Stock--Preferred Stock" and "--Certain Corporate Provisions."


SHARES ELIGIBLE FOR FUTURE SALE


     Upon consummation of this offering, the Company will have a total of 13,234,029 shares of Common Stock outstanding (13,984,029 if the Underwriters exercise in full their over-allotment option), of which the 5,000,000 (5,750,000 if the Underwriters exercise in full their over-allotment option) shares offered hereby will be eligible for immediate sale in the public market without restriction unless they are held by "affiliates" of the Company within the meaning of Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act"), in which case they will be subject to the volume and other limitations of such rule. The sale of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. The remaining 8,234,029 shares of Common Stock outstanding upon completion of this offering will be "restricted securities" within the meaning of Rule 144 (the "Restricted Shares") and all of such Restricted Shares are subject to the lock-up provisions of stock purchase agreements entered into with the Company pursuant to which the holders of such Restricted Shares have agreed that they will not, directly or indirectly, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). Upon expiration of the lock-up provisions of the stock purchase agreements (or earlier upon the consent of DLJ), 7,485,940 of the Restricted Shares outstanding upon completion of this offering will be eligible for sale under Rule 144, subject to, in some cases, the volume and other limitations of such rule. An additional 662,287 Restricted Shares are issuable upon exercise of currently exercisable warrants issued to certain of the Company's existing stockholders and an additional 1,557,684 Restricted Shares are issuable at various dates upon exercise of options heretofore granted to certain employees, consultants and members of the Advisory Board of the Company pursuant to stock option agreements. Optionholders, upon the exercise of such options, must enter into agreements with the Company pursuant to which they will also agree not to sell, offer for sale or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of DLJ.


     Subject to the lock-up provisions of the stock-purchase agreements, the holders of all of the Restricted Shares that will be outstanding upon consummation of this offering and all of the Restricted Shares issuable upon exercise of the warrants have been accorded registration rights under the Securities Act. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of the Common Stock from time to time or the Company's ability to raise capital through an offering of its equity securities. See "Description of Capital Stock--Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

DILUTION AND DIVIDEND POLICY

     The initial public offering price of the Common Stock offered hereby is substantially higher than the net book value of the currently outstanding Common Stock. Therefore, purchasers of the Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of the Common Stock. The Company has never paid a cash dividend on its Common Stock and does not expect to pay dividends in the foreseeable future. See "Dilution" and "Dividend Policy."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the shares of Common Stock being offered hereby, at an assumed initial public offering price of $10.00 per share, are estimated to be approximately $46,100,000 ($53,075,000 if the Underwriters' over-allotment option is exercised in full), after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company.



     The Company currently intends to use approximately $35 to $40 million of the net proceeds for the expansion of its manufacturing facilities over the next 24 months, including approximately $31 to $35 million for installing additional PVS plasma reactors and making leasehold improvements and approximately $4 to $5 million for purchasing additional equipment. The remaining net proceeds will be used for working capital and other general corporate purposes. The Company may from time to time seek to acquire complementary businesses, products, services or technologies. The Company may use a portion of the net proceeds for one or more of such transactions, although the Company has no current plans or agreements with respect to any such transaction. The exact cost, timing and amount of funds required for specific uses by the Company cannot be precisely determined at this time. The Company could also potentially use a portion of the net proceeds to fund a rescission of shares of Series F Preferred. See "Risk Factors--Risk of Rescission of Series F Offering" and "--Significant Unallocated Net Proceeds." Pending such uses, the Company intends to invest the net proceeds of this offering in short-term, investment grade, interest-bearing obligations.


                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock and does not anticipate paying cash dividends or other distributions on its Common Stock in the foreseeable future, but intends instead to retain any future earnings for reinvestment in its business. Any future determination to pay cash dividends will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Company's Board of Directors deems relevant.

                                 CAPITALIZATION


     The following table sets forth as of September 30, 1997, the Company's actual capitalization and capitalization on an as adjusted basis to reflect the Preferred Stock Conversion and the sale by the Company of 5,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share after deducting estimated underwriting discounts and commissions and expenses of this offering and the application of the net proceeds therefrom as described under "Use of Proceeds." The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes thereto included elsewhere in this Prospectus.



                                                                   AS OF SEPTEMBER 30, 1997
                                                                -------------------------------
                                                                   ACTUAL          AS ADJUSTED
Stockholders' equity:
  Preferred Stock, no par value, 9,829,054 shares
     authorized, 8,156,443 shares issued and outstanding,
     actual; $.01 par value, 17,000,000 shares authorized,
     no shares issued and outstanding, as adjusted..........    $ 19,553,083       $         --
  Common Stock, no par value, 12,632,158 shares authorized;
     77,586 shares issued and outstanding, actual; $.01 par
     value, 25,000,000 shares authorized, 13,234,029 shares
     issued and outstanding,
     as adjusted(1).........................................             450            132,340
  Additional paid-in capital................................              --         65,521,193
     Accumulated deficit....................................     (13,976,617)       (13,976,617)
                                                                ------------       ------------
          Total stockholders' equity and capitalization.....    $  5,576,916       $ 51,676,916
                                                                ============       ============


------------------------------

(1) Does not include as of September 30, 1997 (i) 662,287 shares of Common Stock issuable upon the exercise of outstanding warrants at an exercise price of $1.123 per share, (ii) 1,586,634 shares of Common Stock issuable upon the exercise of outstanding options at a weighted average exercise price of $2.499 per share and (iii) 476,598 shares of Common Stock reserved for issuance upon the exercise of options that may be granted in the future under the Stock Option Plan. Also does not include an additional 694,800 shares of Common Stock which were made subject to the Stock Option Plan after September 30, 1997. See "Management--Stock Option Plan," "Description of Capital Stock" and Note 12 of Notes to the Financial Statements.

                                    DILUTION


     The pro forma net tangible book value of the Company as of September 30, 1997 was $5,352,020 or $0.65 per share of Common Stock. Pro forma net tangible book value per share represents the amount of total tangible assets of the Company reduced by the amount of its total liabilities and divided by the total number of shares of Common Stock outstanding after the Preferred Stock Conversion. After giving effect to the sale of the 5,000,000 shares of Common Stock being offered by the Company at an assumed initial public offering price of $10.00 per share, and after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company, the pro forma net tangible book value of the Company as of September 30, 1997 would have been approximately $51,577,693, or $3.90 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $3.25 per share to existing stockholders and an immediate dilution of $6.10 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............          $10.00
  Pro forma net tangible book value per share before this
     offering...............................................  $0.65
  Increase in pro forma net tangible book value per share
     attributable to new investors..........................   3.25
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................            3.90
                                                                      ------
Dilution per share to new investors.........................          $ 6.10
                                                                      ======



     The following table summarizes, on a pro forma basis as of September 30, 1997, the difference between the existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid (before deducting estimated underwriting discounts and commissions and offering expenses payable by the Company):



                                               SHARES PURCHASED        TOTAL CONSIDERATION
                                             ---------------------    ----------------------    AVERAGE PRICE
                                               NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
Existing stockholders....................    10,482,950      67.7%    $24,262,279      32.7%       $ 2.31
New investors............................     5,000,000      32.3      50,000,000      67.3         10.00
                                             ----------     -----     -----------     -----
     Total...............................    15,482,950     100.0%    $74,262,279     100.0%
                                             ==========     =====     ===========     =====



     The foregoing calculations give effect to, as of September 30, 1997, (i) 662,287 shares of Common Stock issuable upon the exercise of outstanding warrants at an exercise price of $1.123 per share and (ii) 1,586,634 shares of Common Stock issuable upon the exercise of outstanding options at a weighted average exercise price of $2.499 per share. Does not give effect to, as of September 30, 1997, 476,598 shares of Common Stock reserved for issuance upon the exercise of options that may be granted in the future under the Stock Option Plan. Also does not include an additional 694,800 shares of Common Stock which were made subject to the Stock Option Plan after September 30, 1997. See "Capitalization," "Management--Stock Option Plan," "Description of Capital Stock" and Note 12 of Notes to the Financial Statements.

                            SELECTED FINANCIAL DATA


     The following selected financial data is qualified by reference to, and should be read in conjunction with, the financial statements and related notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected statement of operations data set forth below for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997 and the balance sheet data as of December 31, 1995 and 1996 and September 30, 1997 are derived from the audited financial statements of the Company, which are included elsewhere in this Prospectus. The selected statement of operations data for the years ended December 31, 1992 and 1993 and the balance sheet data as of December 31, 1992, 1993 and 1994 are derived from audited financial statements of the Company which are not included in this Prospectus. The selected financial data for the nine months ended September 30, 1996 have been derived from unaudited financial statements of the Company which, in the opinion of management, include all adjustments that are necessary for a fair statement of the results of the interim period, and all adjustments of a recurring nature. Results for the nine months ended September 30, 1997 are not necessarily indicative of results to be expected during the remainder of the current fiscal year or for any future period.



                                                                                                         NINE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                             SEPTEMBER 30,
                                   ---------------------------------------------------------------   -------------------------
                                     1992        1993         1994          1995          1996          1996          1997
STATEMENT OF OPERATIONS DATA:
    Commercial revenue...........  $  20,006   $  25,265   $    31,144   $    93,591   $   485,036   $   261,013   $ 2,245,415
    Government research
      contracts..................    212,183          --        64,015        27,995       110,770        26,207            --
                                   ---------   ---------   -----------   -----------   -----------   -----------   -----------
        Total revenue............    232,189      25,265        95,159       121,586       595,806       287,220     2,245,415
    Cost of revenue..............    202,215      61,978       164,746       532,124     4,019,484     2,925,560     3,321,288
    Research and development
      expense....................     29,638     143,362       456,162       485,059       677,284       515,675       571,210
    Selling, general and
      administrative expense.....    366,378     556,616       799,558     1,150,853     1,661,504     1,209,823     1,714,725(2)
                                   ---------   ---------   -----------   -----------   -----------   -----------   -----------
        Total operating
          expense................    598,231     761,956     1,420,466     2,168,036     6,358,272     4,651,058     5,607,223
                                   ---------   ---------   -----------   -----------   -----------   -----------   -----------
    Operating expense in excess
      of revenue.................   (366,042)   (736,691)   (1,325,307)   (2,046,450)   (5,762,466)   (4,363,838)   (3,361,808)
    Interest income..............     10,191       7,022        37,535        86,576       184,778       145,746        57,392
                                   ---------   ---------   -----------   -----------   -----------   -----------   -----------
        Net loss.................  $(355,851)  $(729,669)  $(1,287,772)  $(1,959,874)  $(5,577,688)  $(4,218,092)  $(3,304,416)
                                   =========   =========   ===========   ===========   ===========   ===========   ===========
    Pro forma net loss per
      share(1)...................                                                      $     (0.76)                $     (0.41)
                                                                                       ===========                 ===========
    Shares used in computing
      the pro forma net loss
      per share(1)...............                                                        7,312,392                   8,139,812



                                                              AS OF DECEMBER 31,                         AS OF SEPTEMBER 30,
                                          ----------------------------------------------------------   -----------------------
                                            1992       1993        1994         1995         1996         1996         1997
BALANCE SHEET DATA:
    Cash and cash equivalents..........   $ 70,652   $225,230   $   18,462   $  261,902   $  617,204   $   72,519   $  770,704
    Working capital....................    184,881    225,988    2,226,184    2,451,627    3,070,789    4,432,816    3,059,060
    Total assets.......................    377,042    406,238    2,568,691    3,741,128    5,539,634    6,955,669    7,286,071
    Total stockholders' equity.........    334,603    348,434    2,456,516    3,506,050    5,110,450    6,470,046    5,576,916


------------------------------

(1) Includes the anti-dilutive effect (equivalent to 476,412 shares) of options issued to employees, a consultant and members of the Advisory Board since October 1996. Does not include as of September 30, 1997 (i) 662,287 shares of Common Stock issuable upon the exercise of outstanding warrants at an exercise price of $1.123 per share, (ii) 803,247 shares of Common Stock issuable upon the exercise of outstanding options at a weighted average exercise price of $1.119 per share and (iii) 476,598 shares of Common Stock reserved for issuance upon the exercise of options that may be granted in the future under the Stock Option Plan. Also does not include an additional 694,800 shares of Common Stock which were made subject to the Stock Option Plan after September 30, 1997. See "Management--Stock Option Plan" and "Description of Capital Stock."



(2) Includes $375,103 of costs related to a proposed public offering withdrawn in May 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Selected Financial Data and financial statements and related notes thereto appearing elsewhere in this Prospectus. When used in the following discussions, the words "believes," "anticipates," "intends," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including, but not limited to, those set forth in "Risk Factors," which could cause actual results to differ materially from those projected.

OVERVIEW


     From its inception in November 1989 through December 31, 1996, Nanophase was in the development stage. During that period, the Company primarily focused on the development of its manufacturing processes in order to transition from laboratory-scale to commercial-scale production. As a result, the Company developed an operating capacity to produce significant quantities of its nanocrystalline materials for commercial sale. The Company was also engaged in developing commercial applications and formulations and recruiting marketing, technical and administrative personnel. From inception through September 30, 1997, the Company was primarily capitalized through the private placement of approximately $19,554,000 of equity securities, net of issuance costs.


     Through 1995, the majority of the Company's revenues resulted from government contracts to perform research and development activities. During that period, the Company also entered into cost-sharing agreements with the U.S. government and offset amounts received against the related costs. During 1996, the Company began emerging from the development stage and significantly increased its commercial revenue. Commercial revenue is recorded when products are shipped by the Company or when specific milestones are met regarding development arrangements. Cost of revenue generally includes costs associated with commercial production and customer development agreements, and costs of material production and development related to government research contracts. In 1996, the Company also began to scale-up operations in its Burr Ridge manufacturing facility. The Company incurred substantial operating expenses as a result of certain one-time costs associated with the scale-up of operations.

     Since January 1, 1997, the Company has been engaged in commercial production and sales of its nanocrystalline materials, and the Company no longer considers itself in the development stage.

RESULTS OF OPERATIONS


  NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996



     Total revenue increased to $2,245,415 for the nine months ended September 30, 1997, compared to $287,220 for the same period in 1996. Commercial revenue increased to $2,245,415 for the nine months ended September 30, 1997, compared to $261,013 for the same period in 1996. This increase in commercial revenue was due primarily to increased product sales volume, increased acceptance of the commercial potential of the Company's products, customer development agreements and a one-time fee of $160,000 paid by the Company's Asian distributor for training such distributor how to operate a PVS plasma reactor in order to manufacture samples of the Company's nanocrystalline materials. Revenue from government research contracts decreased to zero for the nine months ended September 30, 1997, compared to $26,207 for the same period in 1996, because the Company did not pursue any further U.S. government contracts for such nine month period. Cost of revenue as a percentage of revenue decreased significantly for the nine months ended September 30, 1997, compared to the same period in 1996 primarily because of increased efficiencies in the Company's manufacturing process and greater production volume.



     Cost of revenue increased to $3,321,288 for the nine months ended September 30, 1997, compared to $2,925,560 for the same period in 1996. This increase in cost of revenue was generally attributed to a further expansion of the production infrastructure to support anticipated revenue growth and increased costs which are commensurate with the increased sales volume and customer development programs. The Company also incurred development costs to expand its quality assurance programs and obtain its ISO certification.


     Research and development expense consists of costs associated with the Company's development of new product applications and coating formulations and the cost of enhancing the Company's manufacturing processes. Research and development expense increased to $571,210 for the nine months ended September 30, 1997, compared to $515,675 for the same period in 1996. The increase in research and development expense was attributable primarily to the costs of developing new coating formulations and product applications, increased usage of research supplies, and ongoing experimentation expenses associated with technological enhancements and product improvements. The Company expects to increase its research and development expenditures during the remainder of 1997 in connection with its plans to continue to enhance and expand its product lines and manufacturing processes.



     Selling, general and administrative expense increased to $1,714,725 for the nine months ended September 30, 1997, compared to $1,209,823 for the same period in 1996. This increase was attributable primarily to increased selling and advertising expense, outside consulting fees, corporate salaries and expensing costs aggregating $375,103 related to a proposed public offering withdrawn in May 1997. Selling, general and administrative expense for the third quarter of 1997 also includes certain one-time costs associated with the Company's Asian distribution agreement. Selling, general and administrative expense is expected to increase significantly in the next several years to support the Company's business development efforts.



     Interest income decreased to $57,392 for the nine months ended September 30, 1997, compared to $145,746 for the same period in 1996. This decrease was primarily due to a lower outstanding cash balance.


  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

     Total revenue increased to $595,806 in 1996, compared to $121,586 in 1995 and $95,159 in 1994. Commercial revenue increased to $485,036 in 1996, compared to $93,591 in 1995 and $31,144 in 1994. This increase in commercial revenue was due primarily to increased commercial acceptance and availability of the Company's products. Revenue from government research contracts increased to $110,770 in 1996, compared to $27,995 in 1995 and $64,015 in 1994, as the
Company completed certain development agreements with U.S. governmental agencies.

     Cost of revenue increased to $4,019,484 in 1996, compared to $532,124 in 1995 and $164,746 in 1994. The increase in cost of revenue for 1996 was generally a result of the scale-up of the Company's operations in anticipation of increased commercial sales and development. Specifically, the Company increased expenditures relating to product and process improvement activities. The Company also incurred one-time costs in connection with the establishment of its Chicago coating facility, extensive product development activities, the scale-up of manufacturing operations, and the certification of its Burr Ridge facility under ISO standards.

     Research and development expense increased to $677,284 in 1996, compared to $485,059 in 1995 and $456,162 in 1994. The increase in research and development expense was attributable primarily to the hiring of additional research and development personnel, costs associated with the development and evaluation of new product applications, and increased purchases and use of research supplies.

     Selling, general and administrative expense increased to $1,661,504 in 1996, compared to $1,150,853 in 1995 and $799,558 in 1994. This increase was attributable primarily to the hiring of additional marketing and administrative personnel, an increase in selling expenses, and the increase in costs associated with the establishment of the Company's corporate headquarters.

     Interest income was $184,778 in 1996, compared to $86,576 in 1995 and $37,535 in 1994. The increases resulted from the Company's investment of net proceeds from its sales of equity securities pending use of such proceeds for the Company's operations.

LIQUIDITY AND CAPITAL RESOURCES


     The Company's cash and cash equivalents were $770,704 at September 30, 1997, compared to $617,204 at December 31, 1996 and $261,902 at December 31, 1995. The Company's net cash used in operating activities was $2,740,641 for the nine months ended September 30, 1997, compared to $4,399,928 for the same period in 1996. The net cash used in operating activities for the nine months ended September 30, 1997 was primarily for the further expansion of the production infrastructure to support anticipated growth, the further development of products, the funding of research and development activities, and the funding of trade accounts receivable and inventory levels, which was offset by an increase in accounts payable and accrued liabilities. Net cash used in investing activities, including capital expenditures and purchases and sales of securities in which cash is invested pending its use for the Company's operations, amounted to $751,068 for the nine months ended September 30, 1997, compared to net cash used of $2,894,150 for the same period in 1996. Capital expenditures amounted to $763,276 for the nine months ended September 30, 1997, compared to $1,084,697 for the same period in 1996 and were primarily for leasehold improvements and equipment purchases. Net cash provided by private placements of equity securities was $3,770,882 during the nine month period ended September 30, 1997, compared to $7,182,088 during the same period for the prior year.


     The Company's net cash used in operating activities was $5,795,858 in 1996, compared to $1,860,353 in 1995 and $1,206,497 in 1994. The net cash used in 1996 operating activities was primarily for the scale-up of manufacturing operations, for development of products, and to fund research and development expenses. Net cash used in investing activities, including capital expenditures and purchases and sales of securities in which cash is invested pending its use for the Company's operations, amounted to $951,806 in 1996, $905,615 in 1995 and $2,396,125 in 1994. Capital expenditures amounted to $1,173,437 in 1996, $937,956 in 1995 and $66,303 in 1994 and were primarily for leasehold improvements and equipment purchases. Net cash provided by private placements of equity securities was $7,182,088 in 1996, compared to $3,009,408 in 1995 and $3,395,854 in 1994.

     The Company believes that funds from operations and cash on hand, together with the net proceeds of this offering, will be adequate to fund the Company's current operating plans for the foreseeable future. The Company expects capital expenditures of approximately $2 million in 1997 and approximately $20 million to $25 million in 1998, which expenditures will be funded in part by the net proceeds from this offering. The Company's actual future capital requirements will depend, however, on many factors, including continued progress in its research and development and product testing programs, the magnitude of these programs, the costs necessary to increase the Company's manufacturing capabilities and to market any resulting materials and product applications, and customer acceptance of the Company's current and potential materials and product applications. In addition, the Company could potentially be required to fund a rescission of shares of Series F Preferred. Depending on future requirements, the Company may seek additional funding through public or private financing, collaborative relationships, government contracts or licensing agreements. There can be no assurance that such additional financing will be available on acceptable terms or at all, and any such additional financing could be dilutive to the Company's stockholders. See "Use of Proceeds," "Risk Factors--Future Capital Needs" and "--Risk of Rescission of Series F Offering."


     At September 30, 1997, the Company had a net operating loss carryforward of approximately $13.9 million for income tax purposes. Because the Company may have experienced "ownership changes" within the meaning of the U.S. Internal Revenue Code (the "Internal Revenue Code") related to prior issuance of its preferred stock and may experience ownership changes due to this offering, future utilization of this carryforward may be subject to certain limitations as defined by the Internal Revenue Code. If not utilized, the carryforward expires at various dates between 2005 and 2012. As a result of the annual limitation, a portion of this carryforward may expire before ultimately becoming available to reduce income tax liabilities.

QUARTERLY INFORMATION


     The following table presents selected unaudited quarterly results of the Company for each quarter of 1996 and the first three quarters of 1997. The financial data is derived from the unaudited quarterly financial statements of the Company which have been prepared by the Company on a basis consistent with the Company's audited financial statements included elsewhere in this Prospectus and, in the opinion of management, include all adjustments, including normal recurring adjustments, that are necessary for a fair statement of the Company's results of operations for such periods. These operating results are not necessarily indicative of future performance.



                                                                      THREE MONTHS ENDED
                             ----------------------------------------------------------------------------------------------------
                                                      1996                                               1997
                             ------------------------------------------------------   -------------------------------------------
                              MARCH 31       JUNE 30     SEPTEMBER 30   DECEMBER 31    MARCH 31       JUNE 30        SEPTEMBER 30
STATEMENT OF OPERATIONS
  DATA:
    Commercial revenue.....  $    43,223   $    63,809   $   153,981    $  224,023    $   429,464   $   603,003      $ 1,212,948
    Government research
      contracts............       13,532         6,780         5,895        84,563             --            --               --
                             -----------   -----------   -----------    -----------   -----------   -----------      -----------
        Total revenue......       56,755        70,589       159,876       308,586        429,464       603,003        1,212,948
    Cost of revenue........     (743,651)   (1,224,895)     (957,014)   (1,093,924)    (1,102,877)   (1,059,204)      (1,159,207)
    Research and
      development
      expense..............     (150,483)     (177,137)     (188,055)     (161,609)      (161,198)     (215,334)        (194,678)
    Selling, general and
      administrative
      expense..............     (315,885)     (507,254)     (386,684)     (451,681)      (425,497)     (765,995)(1)     (523,233)
    Interest income........       24,302        55,384        66,060        39,032         21,917         9,830           25,645
                             -----------   -----------   -----------    -----------   -----------   -----------      -----------
    Net loss...............  $(1,128,962)  $(1,783,313)  $(1,305,817)   $(1,359,596)  $(1,238,191)  $(1,427,700)     $  (638,525)
                             ===========   ===========   ===========    ===========   ===========   ===========      ===========


------------------------------

(1) Includes $375,103 of costs related to a proposed public offering withdrawn in May 1997.

                                    BUSINESS

     Nanophase develops and markets nanocrystalline materials for use as ingredients and components in a wide range of commercial applications. The Company began manufacturing nanocrystalline materials in commercial quantities in the fourth quarter of 1996. Nanocrystalline materials are metallic and ceramic materials that generally consist of particles that are less than 100 nanometers (billionths of a meter) in diameter and contain only a few thousand or tens of thousands of atoms, rather than the millions or billions of atoms in particles of most conventional materials. By processing materials in this near-atomic size range, the Company is able to engineer the structure of particles and exploit the properties of their surface atoms to enhance the performance of basic raw materials such as aluminum, iron, titanium and zinc, as well as to molecularly engineer new composite materials. Compared to conventional materials, the Company believes its nanocrystalline materials generally exhibit superior chemical, mechanical, electronic, magnetic and optical properties. The Company believes that through its extensive proprietary research and development programs, combined with its proprietary and patented production processes, it has established new standards for high-performance commercially produced nanocrystalline materials.


     The Company is in the advanced materials industry and has identified initial commercial applications for its nanocrystalline materials in four primary markets: electronics, structural ceramics and composites, cosmetics and skin-care, and industrial catalysts. The Company believes each of these markets provides numerous commercial applications in which its nanocrystalline materials will have significant competitive advantages based on product performance. Commercial applications currently being developed in these markets include the following:


     - Electronics. Abrasives for chemical/mechanical polishing of semiconductor wafers (CMP), anti-radiation coatings for CRTs, thin-film materials for semiconductor manufacturing, high-performance electrodes and photonic materials for flat-panel displays.

     - Structural Ceramics and Composites. Ceramic mechanical seals, components for continuous steel casting, abrasion-resistant polymers for oil drilling sensors, ceramic armor and remotely monitored medical implants.

     - Cosmetics and Skin-Care. Topical health-care products, transparent UV blockers and colorants for cosmetics.

     - Industrial Catalysts. Chemical-process catalysts.

     In each of these markets, the Company's strategy is to establish collaborative relationships with industry leaders in order to validate the capabilities of its materials and coordinate the development and commercial introduction of product applications. These relationships generally include specific milestones and a development path that is intended to lead to significant commercial product revenues. The Company is currently collaborating with, among others, Acutus Gladwin, Dow, DuPont, Medtronic, Pacific Safety and Philips. As a result of its collaborative relationships, the Company entered into commercial supply contracts with Moyco, a manufacturer of semiconductor polishing slurries for use by semiconductor manufacturers, including Hyundai, Samsung, IBM, Lucent and Motorola; with Schering-Plough pursuant to which the Company will supply its nanocrystalline zinc oxide to Schering-Plough for use in topical health-care products; and with LWT for anti-abrasive polymers used in oil drilling applications. To gain access to foreign markets, Nanophase has entered into an agreement with a subsidiary of Itochu, formerly C. Itoh, for the distribution of the Company's materials in broad-based industrial markets throughout Asia. To gain world-wide access to the cosmetics and skin-care market, the Company has a global distribution agreement with WCD, a leading distributor of cosmetic and skin-care ingredients.

     The Company believes that its nanocrystalline materials have broad and enabling potential beyond the product applications it is currently developing with its customers. In 1995, the Battelle Memorial Institute, a leading contract research organization, identified "molecularly engineered" materials (i.e., nanocrystalline materials) as "super materials" which represent one of the ten most important technologies for the coming decade. Nanophase was organized in 1989 to commercialize technologies that are based on principles developed at Argonne National Laboratories, and believes that it is the only company to successfully transition the production of high-performance nanocrystalline materials from laboratory to commercial scale. In 1995, the Company's patented PVS process for producing these materials received the R&D 100 Award, given each year by R&D Magazine to recognize the 100 most technologically significant new products and processes in the world.

NANOCRYSTALLINE MATERIALS

     All matter is composed of atoms, or molecules which are combinations of atoms. Most solid materials, such as ceramics and metals, are crystalline in nature, i.e., they consist of microscopic particles, or crystals, the atoms or molecules of which are stacked in orderly patterns. The attributes of a crystalline material, including strength, flexibility, color and electronic conductivity, depend upon the shape and size of the material's individual crystals, the organization of atoms in the individual crystals, and the relationships and interactions among the crystals. The particles of conventional crystalline materials generally have irregular shapes and sizes. The organization of a crystalline material's atoms or molecules, however, can be manipulated to form particles that are much smaller and more uniform. Particles that are less than 100 nanometers (billionths of a meter) in diameter are generally called nanocrystals and contain only a few thousand or tens of thousands of atoms, rather than the millions or billions of atoms in particles of most conventional materials. Through molecular engineering, the shape and size of such particles in nanocrystalline materials can be manipulated to produce materials with superior properties. These nanocrystalline materials behave in enhanced and novel ways because the properties of, and interactions among, their ultra-small particles have been significantly altered.

     The potential of nanocrystalline materials has been known for decades and such materials have been produced by a variety of other processes. However, these other processes are more limited in their ability to engineer the materials for high-performance applications. Mechanical and chemical processes are the two most common methods for producing nanocrystalline materials. In mechanical processes, fine powders are commonly made from large particles through the use of crushing techniques such as a high-speed ball mill. The resulting fragmented powders contain particles of inconsistent shapes and sizes, are relatively coarse, and are not adequate for many high-performance commercial applications. Nanocrystalline materials can also be made through chemical processes which utilize chemicals to create a reaction that precipitates particles of varying size and shape. Chemical processes, like mechanical processes, often produce nanometric particles of inconsistent shapes and sizes that are difficult to engineer for high-performance applications. Chemical processes also tend to leave chemical residues on the particle surfaces, making it difficult to precisely engineer the mechanical, chemical and electronic properties of the materials. Historically, high-quality nanocrystalline materials have been difficult to consistently produce in other than laboratory-scale quantities and have not been produced at commercially affordable costs. The Company believes that these traditional methods of producing nanocrystalline materials do not provide the means to realize the full potential of such nanocrystalline materials.

ADVANTAGES OF THE COMPANY'S NANOCRYSTALLINE MATERIALS

     The Company has developed new technologies for the engineering and high-volume production of high-quality nanocrystalline materials which it believes cannot be accomplished by the traditional methods described above. At the core of the Company's technologies is its patented PVS process, whereby metallic or ceramic materials are vaporized into atoms that are mixed with a gas to form nanometric particles.

     The following attributes of the particles produced by the Company's PVS process enable it to produce significant quantities of nanocrystalline materials which it believes to be superior, for a range of high-performance applications, to both conventional materials and nanocrystalline materials produced by other means:

          SPHERICAL SHAPES AND SMALL SIZES enable particles to slide over each other, which allows the Company's ceramic materials to become more ductile and more easily formed. This enables the Company to rapidly mold variously shaped ceramic components without the costly and time-consuming machining which is typically used for conventional ceramics (e.g., 15 to 30 minutes for the Company's process as opposed to 4 to 8 hours for conventional machining).

          CLEAN SURFACES enable particles to flow freely and be dispersed easily. For example, the Company produces iron oxides that make cosmetics feel smoother on the skin and blend easily.

          NARROW SIZE DISTRIBUTION of nanometric particles ensures that nanocrystalline materials are virtually free of large particles, which facilitates engineering of the chemical, mechanical, optical and electronic properties of the material because these properties vary according to particle size. For example, the Company produces titanium dioxide with particles that are large enough to block ultraviolet rays but are consistently smaller than the wave length of visible light, which enables sunscreens formulated with these particles to provide an unprecedented combination of high SPF protection and transparency.

          AGGREGATION CONTROL results in loosely agglomerated and uniformly small particles that can be readily and uniformly dispersed in a variety of media. For example, the Company produces ultra-fine abrasives for slurries used to polish the surfaces of semiconductors, which results in significantly smoother surfaces and faster and more selective removal of material.

          DIALABLE CONTROL OF PARTICLE SIZE enables precise engineering of particles through subtle modifications of the Company's PVS process. By controlling the evaporation rate of a material's atoms or the type or pressure of gas used in the production process, the Company can alter, enhance and tailor the performance of its basic raw materials for specific product applications. For example, further decreasing the particle size of a metal oxide increases its number of surface atoms, which enables the Company to produce metal oxides with enhanced catalytic performance.

     The Company has developed related technologies to further enhance the materials produced by its PVS process. Because the PVS process produces particles that, in contrast to particles of conventional materials, are (i) nearly spherical, (ii) virtually free of chemical residues, (iii) uniformly small, (iv) not strongly agglomerated, and (v) easily engineered, the Company can apply its other proprietary technologies to further process these particles to set new standards for a range of additional high-performance commercial applications. For example, certain product applications require surface treatments for nanocrystalline particles so they can be dispersed in a variety of media. To enable the incorporation of its materials in dispersions, the Company developed its proprietary DPE process which prevents particles from agglomerating by completely coating each individual particle. The coating process also enables the Company to alter the optical, chemical and electronic behavior of particles to meet the requirements of particular applications. In addition, certain product applications require nanocrystalline materials to be formed into structural ceramics of a precise shape and tolerance. As part of its strategy to enter markets for structural ceramics, the Company developed its net-shaping technology which enables the rapid fabrication of dimensionally-precise, high tolerance structural ceramic components without costly machining.

COMPANY STRATEGY

     To take advantage of the broad potential applicability of nanocrystalline materials, the Company has adopted a strategy to develop a variety of value-added applications in targeted industries where the potential for future growth is substantial. The Company intends to establish itself as the leading manufacturer of nanocrystalline materials for these targeted application areas by continuously enhancing its technologies, product applications and customer base. Specific elements of the Company's business strategy include the following:

  Target Innovative Commercial Applications

     The Company identifies and pursues commercial applications where the value-added benefits of its nanocrystalline materials and technologies (i) represent breakthrough capabilities, (ii) are substantial and demonstrable,
(iii) are not achievable with conventional materials, and (iv) offer the Company the potential for long-term market leadership and sustainable revenues.

  Establish Collaborative Relationships with Marquee Customers

     To facilitate the development of product applications that meet market needs and create markets for its nanocrystalline materials, the Company establishes collaborative relationships with customers who are leaders in their industries. The Company targets such customers because it believes that these customers (i) are technologically innovative, (ii) will support product development and (iii) require a long-term supply of superior products in order to maintain their competitive advantages. The collaborative relationships pursued by the Company include agreed-upon developmental milestones and a development path that is intended to lead to significant commercial revenues from the customer.

  Expand Product Applications and Broaden the Customer Base

     After developing nanocrystalline materials and product applications for a customer, the Company seeks to broaden its relationship with that customer by identifying additional opportunities for the Company's nanocrystalline materials and technologies, and seeks to identify other potential customers in that market that can benefit from derivative materials and technologies. The Company also seeks to have the nanocrystalline materials and technologies that it successfully develops for customers in one market meet the application requirements of customers in other markets without significant process or material re-engineering.

  Maintain Technical and Commercial Leadership

     The Company is committed to maintaining its status as a leader in the field of nanocrystalline-based materials through ongoing research and development activities, collaborations with industrial, university and government entities, and efforts to continuously attract top scientists and engineers. The Company concentrates its research and development efforts on the key technological issues that affect the production and engineering of nanocrystalline materials that have new and superior capabilities tailored for specific commercial applications. This focus has resulted in the Company's development of its proprietary core technologies, including the PVS process, DPE process and net-shaping. To protect its proprietary core technologies, the Company has been issued patents with respect to its PVS process and the related apparatus, applied for patents with respect to its DPE process and licenses patents related to the synthesis of nanocrystalline materials and net-shaping.

CUSTOMERS AND APPLICATIONS


     The Company is in the advanced materials industry and has identified four primary markets--electronics, structural ceramics and composites, cosmetics and skin-care, and industrial catalysts--each of which offers the Company significant potential for revenue growth. In addition, the Company believes these markets provide opportunities to achieve competitive advantages based on product performance. The Company's strategy is to collaborate with industry leaders in these markets in order to validate the capabilities of its materials and coordinate the development and commercial introduction of product applications. The collaborative relationships pursued by the Company include (i) agreed-upon specifications for the proposed commercial application of the Company's materials; (ii) confirmation by the customer that the proposed application appears to be commercially viable and valuable; (iii) a significant commitment of developmental resources; (iv) agreed-upon developmental milestones, and (v) a development path that is intended to lead to significant commercial revenues from the customer. Certain details of the Company's significant customer and product development relationships are contained in the table below.

[CAPTION]

      CUSTOMER/PRODUCT             NANOPHASE
    DEVELOPMENT PARTNER       MATERIAL/TECHNOLOGY           PRODUCT APPLICATION                      STATUS
                                                       ELECTRONICS
  Moyco Technologies, Inc.    Aluminum oxide;         Abrasives for semiconductor        Shipping products pursuant to
                              cerium oxide            polishing                          five- year requirements
                                                                                         contract; customer evaluations
                                                                                         underway at Hyundai, IBM,
                                                                                         Motorola, Lucent and Samsung
  Philips Electronics N.V.    Metal oxide             Anti-radiation coatings for        Development agreement
                                                      CRTs
  Medtronic, Inc.             Precious metal          High-performance electrodes        Samples purchased; tests and
                                                                                         evaluations ongoing
  A leading electronic        Metal oxides            Thin-film materials for            Samples purchased; tests and
  materials company                                   semiconductor manufacturing        evaluations ongoing
  A Fortune 50                Metal oxides            Photonic materials for             Joint application for U.S.
  communications company                              flat-panel displays                Department of Defense contract
                                            STRUCTURAL CERAMICS AND COMPOSITES
  LWT Instruments, Inc.       Aluminum oxide          Abrasion-resistant polymers for    Shipping product pursuant to
                                                      oil drilling sensors               requirements contract
  AG Industries               Net-shaped ceramics     Components for continuous steel    Development agreement; field
                                                      casting                            tests scheduled
  A Fortune 100               Net-shaped ceramics     Ceramic mechanical seals           Prototypes purchased; tests and
  manufacturer of heavy                                                                  evaluations ongoing
  equipment
  Pacific Safety, Inc.        Net-shaped ceramics     Ceramic armor                      Development agreement; tests
                                                                                         and evaluations ongoing
  Medtronic, Inc.             Metal oxides            Remotely monitored medical         Samples purchased; tests and
                                                      implants                           evaluations ongoing
                                                 COSMETICS AND SKIN-CARE
  Schering-Plough             Zinc oxide              Topical health-care products       Shipping product pursuant to
  Corporation(1)                                                                         four- year requirements
                                                                                         contract
  A Fortune 500 cosmetics     Titanium dioxide;       Transparent UV blockers and        Shipping product
  company(1)                  iron oxide              colorants for cosmetics
                                                 INDUSTRIAL CATALYSTS
  E.I. DuPont de Nemours &    Precious metal          Chemical-process catalysts         Samples purchased; tests and
  Co.                                                                                    evaluations ongoing
  A Fortune 50 chemical       Metal oxides            Chemical-process catalysts         Samples purchased; tests and
  company                                                                                evaluations ongoing

------------------------------
(1) These relationships are through the Company's distribution arrangement with WCD, which is distributing the Company's nanocrystalline materials to a number of cosmetics and skin-care formulators. See "--Cosmetics and Skin-Care" and "--Marketing."

     Following is a more detailed description of the Company's targeted markets and its activities in specific product applications.

ELECTRONICS

     Electronics is one of the world's largest and fastest growing markets, fueled in part by rising demand for increased computing power and information storage requirements and the rapid growth of communications technologies. The new levels of performance in electronics that are necessary to meet these requirements depend, in large part, on advanced materials, especially advanced ceramics, that enable higher performance and further miniaturization. Increasingly, critical dimensions and performance criteria for high-speed electronic pathways and dense platforms are measured in nanometers and angstroms (tenths of nanometers).

It is at this level of performance that Nanophase believes its engineered nanocrystalline materials have advantages that can be converted into immediate opportunities.

     Nanophase's initial focus in this market has primarily been on three product applications: (i) semiconductor polishing, (ii) coatings for electromagnetic radiation protection and (iii) high-performance electrodes. The Company believes that the uniformly small particle size, nearly spherical particle morphology and clean particle surface of the Company's materials allow such materials to provide innovative, value-added benefits for these and other product applications in the electronics market.

  Semiconductor Polishing

     Increases in computing power require increased memory capacity, which is achieved by fabricating smaller circuits on smoother semiconductor wafer surfaces. These smoother surfaces are obtained by a technique called chemical/mechanical polishing (CMP), in which an abrasive slurry is used to polish semiconductor surfaces to a very fine finish.

     Polishing slurries utilizing the Company's nanometer-sized aluminum dioxide ("alumina") and cerium oxide ("ceria"), with their nearly spherical particle shapes and uniformly small particle sizes, provide semiconductor polishing that results in (i) significantly smoother surfaces, (ii) a faster rate of material removal, (iii) more selective removal of material, and (iv) easier cleaning during the manufacturing process, compared to slurries utilizing conventional materials. The Company believes that these attributes will be an important element in the production of semiconductor wafers with smaller geometries that will result in increased memory capacity, faster processing speeds and lower production costs.

     Nanophase has entered into a five-year requirements contract with Moyco, a manufacturer of semiconductor polishing slurries, pursuant to which the Company will supply its nanocrystalline alumina and ceria to Moyco. Moyco markets its slurries to Hyundai, Samsung, IBM, Lucent and Motorola, all of which are currently evaluating slurries containing the Company's nanocrystalline materials for use in their next generation semiconductor manufacturing processes. The Company has agreed to sell the materials to Moyco for this market on an exclusive basis so long as Moyco purchases the following annual minimums specified in the contract: 23, 50, 80, 140 and 200 tons of alumina and 4, 8, 16, 20 and 30 tons of ceria in 1997, 1998, 1999, 2000 and 2001, respectively. If Moyco purchases the aggregate minimum quantities specified in the contract, it will purchase approximately $30 million of the Company's materials through the end of 2001. If Moyco fails to purchase such minimum quantities, the Company may terminate Moyco's exclusivity, or the Company may terminate the entire contract. In August 1997, Moyco and Ashland signed a non-binding letter of intent pertaining to the potential purchase by Ashland of Moyco's intellectual properties, technologies and certain other intangible assets for the chemical/mechanical polishing of semiconductor wafers. See "Risk Factors--Dependence on a Limited Number of Key Customers."

  Electromagnetic Radiation Protection

     Cathode ray tubes ("CRTs") utilized in television and computer monitors emit electromagnetic radiation due to the high voltages used to generate light. In the past, little attention was paid to the potential harmful effects of this radiation. Recent European Economic Community regulations scheduled to go into effect over the next several years, however, place more stringent limits on the quantity of radiation that can be emitted by television and computer monitors. In response to such regulations, CRT manufacturers require transparent, conductive coatings that meet the new electromagnetic radiation standards.

     The materials currently used for conductive coating of CRTs have not been proven to meet all of the new radiation requirements. Nanophase can produce a proprietary metal oxide mixture which has a narrower particle-size distribution and cleaner particle surfaces than currently used materials. The Company's nanocrystalline metal oxide mixture is highly conductive and easily dispersed and, when applied as a coating to CRTs, is expected by the Company to meet the increased radiation shielding regulatory requirements, while maintaining the transparency required for quality video images. The Company is actively working with Philips pursuant to an agreement to develop a specific coating for CRTs manufactured by Philips. This agreement includes an expression of intention by Philips to purchase the Company's coating materials if developmental milestones are met.

  High-Performance Electrodes

     Electronic medical devices require new high-performance electrodes which deliver more precise voltages. In order to achieve such precision, the surface area of the electrode needs to be increased substantially. As the surface area of an electrode increases, transient signals caused by polarization at the electrode surface are reduced. In a development program with Medtronic, a leading manufacturer of medical devices, the Company is developing nanocrystalline precious metals that can be directly deposited on medical-device electrodes to create the additional surface area required to decrease polarization. The Company believes that its material provides higher surface area than the conventional technology currently used. The Company is working with Medtronic to meet specific performance requirements and establish developmental milestones.

  Thin-Film Materials for Semiconductor Manufacturing

     Nanophase has begun an early stage development program with a leading electronic materials company for developing advanced materials for use in semiconductor manufacturing. The objective is to develop advanced materials which can be used to fabricate thin-films on the surfaces of semiconductors to enable the production of semiconductor wafers with increased memory capacity, faster processing speeds and lower production costs. Nanocrystalline materials are used because the products require a uniform and fine-grained structure. This product application is in an early stage of development and investigation.

  Flat-Panel Displays

     Nanophase and a Fortune 50 communications company have submitted a joint proposal to the U.S. Department of Defense for funding to develop photonic materials and manufacturing technology for a new generation of electronic displays for a broad range of light-weight, low-power multi-purpose communication devices. If funded, the two companies will work jointly to develop the products.

STRUCTURAL CERAMICS AND COMPOSITES

     Structural ceramics are advanced compounds that offer hardness, high strength and inertness for a broad range of industrial applications involving harsh chemical and thermal environments. The free-flowing nature and weak agglomeration of the Company's nearly spherical nanocrystalline particles enable the Company to rapidly fabricate high-tolerance, dimensionally precise structural ceramic parts without costly machining. Because the conventional methods for forming structural ceramics involve the use of high temperatures, high pressures or lengthy machining operations, the high costs of fabrication have limited the usage of dimensionally-precise ceramics to only the most critical applications. Through its net-shaping process, the Company can mold nanocrystalline ceramic materials into fully-dense ceramic parts with little or no machining. This process makes it possible to fabricate a variety of dimensionally precise structural ceramic components in a short period of time (e.g., 15 to 30 minutes for the Company's process as opposed to 4 to 8 hours for conventional machining), at significantly lower temperatures and pressures, and at substantially lower costs, than conventional fabrication methods.

     Composites, like structural ceramics, are engineered structures that consist of diverse elements and are geared toward high-stress product applications that require durable, resistant materials. Composites combine the advantageous qualities of their constituent materials. The properties of these composites depend heavily on the nature and amount of the materials that are incorporated into the composites. For example, incorporating a hard material like alumina into a flexible and light-weight plastic can increase the plastic's resistance to abrasion and wear. Such an increase is related to the number of particles of the constituent alumina. Because there are more particles in one pound of nanocrystalline materials than in one pound of more commonly used micron-sized particles, properties such as abrasion resistance are enhanced by substituting nanocrystalline materials for conventionally used materials.

  Composite Polymer for Oil Drilling Machinery

     Nanophase has entered into a one-year requirements contract with LWT, a supplier of instrumentation to the oil drilling industry, for the supply of abrasion-resistant composite polymers to protect down-hole data logging equipment. The contract requires LWT to purchase a minimum of $375,000 of materials from the Company. In this application, instrumentation is lowered into a drilled shaft in order to provide information to the drill operator on a continuous basis. Because drilled shafts often pass through hard rock formations, or very abrasive layers of sandstone, the data logging instruments must be protected from potential wear. A protective housing, or collar, is used to protect the data logging equipment. These collars are conventionally coated with a commercially available ceramic-filled polymer. Conventional fabrication of these collars is difficult because the polymer is thick and must be applied by hand. LWT requires a polymer which can be applied by automatic machinery, has a long service life and is abrasion-resistant. Tests performed by LWT using the Company's composite materials indicate that such materials meet these requirements.

  Ceramic Components for Continuous Steel Casting

     The Company is collaborating with Acutus Gladwin, a leading supplier of services and products in the steel industry, to produce a ceramic component for use in continuous steel casting. Continuous steel casting is performed by pouring molten steel from a ladle through a funnel-shaped nozzle into a mold which is several hundred feet long. Current nozzles are made of a porous alumina/graphite material and require frequent replacement due to wear. During replacement, steel-casting lines using these nozzles must be shut down for 15 to 45 minutes while new components are installed, resulting in down-time costs of up to approximately $25,000/hour and several tons of second-quality steel which must be remelted or downgraded for use in lower-quality products. Nanophase believes that its denser net-shaped ceramics in this application will substantially increase wear resistance, resulting in significant cost savings due to decreased downtime and less wasted or sub-standard steel. Under a development agreement with Acutus Gladwin, the Company has successfully completed laboratory testing of its material and prototypes are scheduled to be field tested by the end of 1997.

  Ceramic Mechanical Seals

     Nanophase is currently fabricating prototype ceramic mechanical seals for a Fortune 100 manufacturer of heavy equipment. The ceramic seals are designed for use in harsh applications to prevent abrasive particles from entering mechanical joints and to prevent oil from leaking from the joints. Conventional seals used in these applications are commonly made of plastic composite materials and either wear or corrode, requiring replacement after only a few thousand hours of operation. Ceramic seals, because of their improved abrasion and corrosion resistance, are believed by the Company to be more reliable and durable than conventional seals. Customer-laboratory tests of prototype seal designs have shown that Nanophase's ceramic seals can increase the service life of a seal up to ten-fold compared to currently-used seal materials, resulting in a reduction of equipment downtime and associated costs. In addition, Nanophase's net-shaping process reduces or eliminates the costly diamond grinding that normally would be required to fabricate these ceramic seals. The Company believes that reduced manufacturing costs make these ceramic seals cost-effective for a number of high-volume mechanical-seal applications. The Company expects field testing of its ceramic seals to begin by the end of 1997.

  Ceramic Armor

     The Company is currently fabricating net-shaped alumina armor plates under a development agreement with Pacific Safety, a leading Canadian armor producer. Ceramic based armor is highly desirable because of its strength and weight advantage over steel. It can provide the same protection at a significantly reduced weight. However, current ceramic armor materials, made from hot-pressed alumina or boron carbide, are either not durable enough or very costly to fabricate, and thus have limited markets. Based on preliminary studies, the Company believes that it will be able to produce denser, fine-grained alumina armor tiles which will have greater durability and impact resistance than hotpressed alumina tiles and offer a significant economic advantage over boron carbide.

  Remotely Monitored Medical Implants

     In collaboration with Medtronic, Nanophase is developing a net-shaped ceramic housing for an electronic medical device. Current housings for this application are fabricated from metal, and while medically proven and in daily use, they do not allow the transmission of Radio Frequency ("RF") signals. A ceramic housing would allow the passage of RF signals and, hence, remote wireless monitoring. Nanophase is also developing materials for medical implants for Medtronic which can be viewed without using X-rays. Both medical devices, if successfully developed, will require the customer to undertake long-term clinical testing and seek FDA approval. See "Risk Factors--Governmental Regulations."

COSMETICS AND SKIN-CARE

     The cosmetics and skin-care market is a substantial consumer of particulate materials as active ingredients and pigments. The Company has targeted three of its nanocrystalline materials, titanium dioxide ("titania"), iron oxide and zinc oxide, for applications in the cosmetics and skin-care market, including sunscreens, cosmetic colorants and topical health-care applications. Nanophase has entered into a global distribution agreement with WCD for exclusive distribution of its nanocrystalline materials to cosmetic and skin-care companies. Through this distribution arrangement, the Company (i) has recently begun commercial sales of its titania to several small cosmetics companies, including Geurlain, the Jafra division of Gillette, Inc., Medicia Pharmaceutical Corporation and Sunny World Co., Ltd (of Thailand), for use in sunscreens, (ii) is shipping its iron oxides to a Fortune 500 cosmetics company for use as cosmetic colorants, (iii) is shipping titania dispersions to that same customer for use in a product with SPF protection, which is presently scheduled for market introduction in the fourth quarter of 1997, and (iv) has entered into a commercial supply contract with Schering-Plough for its nanocrystalline zinc oxide.

  Topical Health-Care Applications

     The Company has recently entered into a four-year requirements contract with Schering-Plough pursuant to which the Company will supply its nanocrystalline zinc oxide to Schering-Plough for certain topical health-care products. For example, the Company's nanocrystalline materials are being supplied for use in new anti-fungal sprays and powders presently scheduled for initial market introduction in the fourth quarter of 1997. Several skin-care companies are currently evaluating Nanophase's nanocrystalline zinc oxide for use in other topical health-care products. The Company's zinc oxide contains uniformly small particles which contain a large number of surface area atoms. Initial testing by the Company's customers indicates that this attribute provides enhanced anti-fungal activity compared to conventional materials because a lower amount of the Company's zinc oxide is needed to achieve the desired level of activity. In addition, the Company's zinc oxide, because of its weakly agglomerated particles, is better suited than conventional materials for aerosol applicators.

  Sunscreens

     The market for titania-based sunscreens has rapidly expanded due to (i) increasing consumer awareness of the harmful effects of ultraviolet ("UV") rays and (ii) a desire to replace conventional chemical sun-block ingredients, which can cause irritation, with "chemical-free" ingredients, such as titania. Because the Company's nanocrystalline titania is comprised of particles that are large enough to block UV rays, but are consistently smaller than the wave length of visible light, it enables "chemical-free" sunscreen products to provide an unprecedented combination of high SPF protection and transparency. In this regard, sunscreens using Nanophase's titania provide SPF protection of 17+ with transparency, at only 3% weight loading, whereas, based upon independent performance results, competitive products made with conventional titania are able to achieve SPF protection of no better than 12, require a weight loading of 5% or more and often exhibit a whitening effect on the skin. The weight loading percentage is a measure of the amount of material in a product, by weight, in relation to the weight of all of the materials in the product. The relationship between SPF and weight-loading is only roughly linear; however, at these performance points, sunscreens using the Company's titania provide 5.6 SPF points for each percent of weight loading versus 2.4 SPF points for the best-performing current competitive products. Nanophase's total-encapsulation coating, based on its DPE process, also makes Nanophase's titania compatible with certain skin-product ingredients, like self-tanning ingredients, with which competitive titania is not compatible. This compatibility enables cosmetics formulators to develop self-tanning products which offer chemical-free protection from excessive exposure to UV rays.

  Cosmetic Colorants

     Through its PVS and DPE processes, the Company has engineered nanocrystalline brown, red and black iron oxides for use as coloring agents in cosmetics. Because of their visible transparency, these iron oxides can intensely color the skin without the caking or streaking effects caused by conventional opaque coloring agents. This is due to the nanometer-sized particles of Nanophase's iron oxides which absorb light without significant visible scattering, thereby providing color without opacity. In addition, the nearly spherical particles of Nanophase's iron oxides enable them to be discretely encapsulated and readily dispersed to create smooth, free-flowing cosmetic foundations which cosmetics formulators can blend to more closely match varying skin tones.

INDUSTRIAL CATALYSTS

     Catalysts are materials that help convert, or accelerate the conversion of, one chemical into another. The Company's PVS process allows for the fabrication of two distinct types of solid catalysts: (i) a single pure material, such as iron oxide, which is a widely used chemical-process catalyst for the synthesis of hydrogen, ammonia and other bulk chemicals, and (ii) composite materials in which a nanocrystalline metal, such as palladium, is deposited on a larger substrate. This latter catalyst has a broad range of applications, including polymer synthesis, hydrogen peroxide production and the conversion of petroleum feedstock to higher value chemicals.

     The activity of a catalyst (i.e., the amount of desired product that can be produced per unit weight of catalytic material) is an important measure of its efficacy, and is related to a number of physical properties of the catalyst, including surface area, particle size and the reactivity of atoms on the surface of the catalytic material. Nanocrystalline materials offer better performance as catalysts because they have a higher proportion of catalytically active surface atoms than conventional materials. In addition to enhanced reactivity, the Company's materials can potentially reduce costs because less catalyst is needed to achieve a desired level of activity.

     Nanophase is developing a process to directly deposit nanocrystalline metals on a substrate for use by DuPont as a catalyst in large-scale chemical production. Early measurements have shown a two to fourfold increase in catalytic activity over the current, chemically produced DuPont catalyst. The Company is working with DuPont to meet specific performance requirements for this catalyst. The Company has also begun an early-stage development program with a Fortune 50 chemical company to produce catalysts comprised of nanocrystalline metal oxides on larger substrates. Based on the Company's discussions, both internally and with potential customers, additional potential applications for PVS-produced heterogeneous catalysts include wash coats for automotive catalysts and surface-enhanced catalysts for the chemical-process industry.

TECHNOLOGICALLY-SIMILAR APPLICATIONS

     Although the Company focuses its efforts on product applications in the above-mentioned markets, the Company believes there is a broad range of technologically-similar applications, the performances of which could be substantially improved by utilizing the Company's materials and technologies without extensive additional engineering. Based on the Company's discussions, both internally and with potential customers, these include applications for fibers, textiles, plastics, paper, optical polymers, pigments and other specialty products. These applications are primarily based on the coating or dispersion of nanocrystalline materials produced by the PVS process. The Company only pursues those specialty applications which fit into its business strategy and which receive substantial support from a significant prospective customer.

THE COMPANY'S TECHNOLOGIES

     Nanophase has developed and employs several related technologies for the engineering and production of nanocrystalline materials and product applications, including technologies for the synthesis, surface-treatment and dispersion of nanocrystalline materials and the fabrication of structural ceramic components. The Company also is engaged in ongoing research and technology-licensing activities as part of its strategy to maintain a technical and commercial leadership position in the field of nanocrystalline materials.

  The PVS Process

     The Company uses its patented PVS process to produce nanocrystalline powders. The PVS process is based on the formation of a physical vapor from a selected metallic or ceramic material which is fed through a plasma reactor and heated to a temperature above its melting point. As the temperature rises, the atoms of this material evaporate from its surface into a stream of flowing vapor. These evaporated atoms are then mixed with selected gases which chemically react with the atoms. Additional gases then cool the atoms sufficiently to condense the vapor into solid, nearly spherical clusters of molecules. The flowing gas transports the resulting clusters to a collection vessel. The rapid transport and cooling of the nanometric particles produce a weakly agglomerated powder.


-------------------------------------------------------------------------------
                               THE PVS PROCESS
-------------------------------------------------------------------------------

                                   [CHART]


     The Company holds two patents relating to its PVS process which expire in 2013; one covers the process itself, while the other covers the apparatus used in the process. The Company's plasma reactor embodies proprietary features which enable the production of high-quality materials at high-volume and competitive cost. Nanophase utilizes its PVS process to exploit the relative advantages of physical versus chemical synthesis of nanocrystalline materials. These advantages include the production of nanocrystalline materials with particles that are nearly spherical, virtually free of chemical residue, uniformly small, not strongly agglomerated, and easily engineered.

     The Company believes that the PVS process is a superior commercial process in the degree of control that can be exercised over particle size and particle size distribution. By means of controlled and subtle modifications to the PVS process (e.g., the evaporation rate, the type or pressure of the gas, or how quickly the flow of gas carries the clusters to the collection vessel), the Company can control the size of a material's particles, thereby altering the traits of a substance. The Company is thus able to engineer and produce a wide range of materials and products without substantial process and product re-engineering. In 1995, the Company's PVS process received the R&D 100 Award given each year by R&D Magazine to recognize the 100 most technologically significant new products and processes in the world.

  Surface Treatments (The DPE Process)

     Many of the applications that the Company is pursuing require further engineering of the particles produced in the PVS process in order to meet specific application requirements. To satisfy these requirements, the Company has developed a variety of surface-treatment technologies to stabilize, alter or enhance the performance of nanocrystalline particles, together with technologies to enable the particles to be dispersed in fluids or polymers. At the core of these surface-treatment and dispersion technologies is Nanophase's proprietary DPE process, which enables Nanophase to completely surround each nanocrystalline particle with a durable coating. The Company has applied for a patent for its DPE process.

     The DPE process can coat the surface of each nanometer-sized particle produced by the PVS process with a proprietary polymer that is not removed by subsequent processing. Traditional coating technologies employ strand-like polymers that cannot completely cover the surfaces of nanometric particles. The Company's DPE process uses polymers that are shaped like hands. When the nanometer-sized particles are coated, the fingers of the hand collapse and completely encapsulate each particle with a thin polymeric shell. This shell also can be engineered to contain covalently bound spacer groups of controllable size that function to prevent particles from sticking to each other. The coatings enable the particles to be uniformly dispersed in a wide range of media, including water, cosmetic emollients, plastics and polymers, thus enabling these materials to be used in applications ranging from highly transparent sunscreens to dense opaque coatings.

  Net-Shaping

     Nanophase has developed a proprietary process whereby it net-shapes its nanocrystalline ceramic materials produced by the PVS process to rapidly fabricate precise, high-tolerance industrial ceramic parts without costly machining. This net-shaping technology was developed in collaboration with the Company's subcontractors, Lockheed Missiles & Space Co., Inc. ("LMSC") and Caterpillar, Inc., under an Advanced Technology Program ("ATP") contract funded by the U.S. Department of Commerce.

     The Nanophase technologies relevant to net-shaping involve (i) the production of nanocrystalline ceramic materials in commercial quantities, (ii) the consolidation of Nanophase's ceramic materials into dense nanocrystalline preforms without exaggerated particle growth, and (iii) net-shape forming of fully-dense, precisely-shaped ceramic parts.

-------------------------------------------------------------------------------
                             NET SHAPING PROCESS
-------------------------------------------------------------------------------
                                   [CHART]


     The conventional fabrication of structural ceramics involves machining that uses diamond tools. This process is costly, time consuming and often produces highly stressed ceramic parts and components with structural flaws. Nanophase's process enables fabrication of ceramic parts and components using significantly lower temperatures and pressures than used by conventional fabrication methods (e.g., 1300-1500 degreesC and 2000-4000 psi, as compared to up to 1700 degreesC and 100,000 psi). This technology enables the Company to fabricate dimensionally precise ceramic components in a short period of time without costly machining (e.g., 15 to 30 minutes for the Company's process as opposed to 4 to 8 hours for conventional machining). This rapid deformation processing is made possible by the consistent ultrafine particle size of the Company's nanocrystalline ceramic materials, the Company's ability to control the consolidation of such particles into preforms of high and uniform density, and the ability of the ultrafine particles to easily slide over one another in the forming process. The Company's net-shaping technology produces ceramic products with a variety of detailed shapes, high tolerances and smooth surface finishes that can be tailored to a customer's needs.

     Following the successful completion of the ATP program, the Company entered into a research, development and prototyping agreement with LMSC whereby the Company funds LMSC to perform design, prototyping and research and development tasks related to net-shaping using technology developed during the ATP project. LMSC currently designs, engineers and fabricates prototypes to the Company's specifications for the Company's commercial customers. Technology developed during the ATP project is jointly owned by the Company and LMSC. New technology developed under the current arrangement between LMSC and the Company is wholly-owned by the Company and, under the terms of the arrangement, LMSC can use the newly-developed technology only for its internal research.

  Other Technologies

     The Company constantly seeks to develop new technologies relating to nanocrystalline-based materials through ongoing research and development activities and collaborations with industrial, university and government research programs. For example, the Company is developing a new generation of metallic and ceramic precursors to be processed into nanocrystalline materials. Such activities are intended to enable the Company to develop new product applications and offer more materials with enhanced capabilities.

MANUFACTURING AND FACILITIES


     Nanophase operates a 20,000 square-foot production and research facility in Burr Ridge, Illinois, a suburb of Chicago, which also serves as the Company's administrative headquarters. The Company also operates a smaller facility in Chicago, Illinois, for coating nanocrystalline materials using its DPE process. The Company believes its Burr Ridge facility is the first in the world that is dedicated to the commercial-scale development and production of physically synthesized nanocrystalline materials. The Company's operations in Burr Ridge are registered under ISO 9001 standards, and the Company believes its manufacturing operations are in compliance with the cGMP requirements of the FDA.


     Through the first three quarters of 1997, 15 PVS plasma reactors were operational and producing various nanocrystalline materials at the Burr Ridge facility. The throughput of each reactor depends on many factors, including the mix of products produced, the commencement, expiration or termination of development programs, the status of tests and evaluations of samples and prototypes and production yields. In the third quarter of 1997, the Burr Ridge facility operated 24 hours a day, seven days a week.

     Each PVS plasma reactor is comprised of modular equipment which is designed and assembled to the Company's proprietary specifications. These modular reactors provide flexibility in the expansion of the Company's manufacturing capability. In the third quarter of 1997, the Company began the installation of eight additional PVS plasma reactors in the Burr Ridge facility. The Company expects that such PVS plasma reactors will be operational by the end of 1997. In addition, the Company expects to increase the throughput per reactor as it increases the efficiency and yields of its PVS process and decreases the amount of downtime for each reactor. The Company believes that additional manufacturing capacity will be required in 1998 and intends to use a portion of the net proceeds from this offering for the expansion of its manufacturing facilities. See "Use of Proceeds." Also operational within the Burr Ridge facility is a quality control laboratory designed for the dual purpose of validating operations to cGMP and ISO standards, and production process control. This laboratory is equipped to handle all routine analytical and in-process techniques that are currently required by the Company. In addition, capability for specialized analytical and physical measurements currently is available at Argonne upon terms which the Company believes are reasonable and adequate. The Company leases its Burr Ridge facility pursuant to an agreement which expires in September 1999. The Company has options to extend the lease for up to five additional years.

     Based on the Company's current product mix, the Company's coating facility has the capacity to coat those nanocrystalline materials which it desires to coat. The Company believes that its coating capacity is adequate to support the Company's anticipated 1998 production plans. The Company subleases its Chicago facility pursuant to a one-year agreement which automatically renews unless terminated by either party upon proper notice.

MARKETING

     The Company believes that one of its principal strengths is its marketing department, the members of which have experience in each of the Company's targeted markets. These individuals are often teamed with the Company's scientists and researchers to demonstrate the advantages of the Company's materials and product applications to potential customers. The Company's scientists, engineers and marketing personnel attend and speak at advanced materials symposia, publish articles in scientific journals and participate in selected industry trade shows. In addition, the Company uses a web page on the internet, advertisements in selected industry and trade journals, and specification sheets and corporate brochures.

     The Company also markets its materials through distributors in certain application areas where the requirements for ongoing development and technical support by Nanophase are not substantial, or where the distributor has existing customer relationships, marketing or post-processing infrastructure, or companion products or services that may enable Nanophase to enter the market more quickly. For example, pursuant to a global distribution agreement, WCD exclusively distributes Nanophase's nanocrystalline titania, iron oxides and zinc oxide to the cosmetics and skin-care market. See "--Customers and Applications--Cosmetics and Skin-Care."

     As part of its strategy to gain access to foreign markets, Nanophase has entered into an agreement with a subsidiary of Itochu, formerly C. Itoh, for the distribution of Nanophase's materials in broad-based industrial markets throughout Asia. The agreement is intended to enable Nanophase to quickly establish foothold positions in Asian markets by utilizing the technology and market-support capabilities of Itochu. The agreement does not target specific materials or applications; however, Itochu is pursuing high-volume industrial applications in electronics, industrial ceramics and catalysts.

     Because virtually all of the product applications for the Company's materials are new and innovative, in order for the Company to penetrate its targeted markets, it must participate in a multi-step process that includes initial discussions of the product application which highlight the advantages of the Company's nanocrystalline materials, proof of concept, proof of feasibility within the specific application, and evaluations of cost and manufacturability. Completion of this evaluation process usually takes at least 18 months, and may take several years.

RESEARCH AND DEVELOPMENT

     The near-term objective of the Company's research and process-development activities is to develop and consistently produce sufficient commercial quantities of application-specific nanocrystalline materials to meet the Company's near-term requirements. Although the Company has de-emphasized the pursuit of revenue from government research contracts, a key component of the Company's long-term research and development strategy is to identify and develop relationships with leading industrial, university and government research programs across the United States and internationally to leverage the Company's technological and scientific capabilities. The Company believes that these research relationships may provide accelerated introduction of new technologies into its product applications, early indications of new technology developments which could enhance or compete with the Company's nanocrystalline materials, and high-value improvements in its current key technologies. The Company will also continue its efforts to attract and retain top scientists and engineers, which management believes will enable the Company to maintain a long-term leadership position in the nanocrystalline materials field.


     The Company's total research and development expenses during the nine months ended September 30, 1997 and fiscal years 1996, 1995 and 1994 were $571,210 and $677,284, $485,059 and $456,162, respectively. The future success of the Company will depend in large part upon its ability to keep pace with evolving advanced materials technologies and industry standards, and there can be no assurance it will be able to do so. See "Risk Factors--Rapid Technological Change" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS


     The objective of Nanophase's intellectual property activities is to implement ongoing strategies that maximize and protect the proprietary rights of the Company. These strategies encompass (i) obtaining patents and trademarks based on Nanophase inventions and products, and (ii) licensing third-party patents to expand the Company's technology base and prevent Nanophase from being blocked should future developments require use of technology covered by those patents. To date, the Company has not been required to license technologies or design around other parties' patents in order to avoid claims of patent infringement.


     Nanophase currently owns or licenses an aggregate of 16 United States patents and patent applications: two issued patents owned directly by Nanophase; three pending patent applications owned directly by Nanophase; and eleven patents licensed from third parties.

     Two United States patents have been issued to Nanophase: one covering its PVS process for the synthesis of nanocrystalline materials, and the other covering the related apparatus. The patents expire in July 2013. Additional United States patent applications filed by the Company include applications relating to nanocrystalline materials, plasma sensors and the coating of metal oxides. Foreign patent applications owned directly by Nanophase are pending in Australia, Europe and Japan for the PVS process and apparatus. An international patent application owned by the Company for the coating of ceramic powders is also pending under the Patent Cooperation Treaty, with Australia, Canada, Europe and Japan designated for the national phase of the application.

     The Company holds the following licenses of United States patents: an exclusive worldwide license of two patents owned by ARCH Development Corporation which embody a laboratory-scale method and apparatus for making nanocrystalline materials; a non-exclusive license from Research Development Corporation of Japan of four patents which embody early laboratory-scale work in the physical synthesis of nanocrystalline materials; a non-exclusive license of two patents owned by Hitachi, Ltd. which are related to the synthesis of nanocrystalline materials; and a remainder-exclusive license of three patents held by Cornell University relating to a laboratory-scale process for net-shaping of a limited range of materials. Other than the license from Research Development Corporation of Japan, which remains in force until May 2006 and is extendable upon further agreement, each of the licenses lasts for the life of their respective patents. Under each of the licenses, the Company is obligated to pay the licensor royalties equal to a percentage of net sales of products which embody the licensed technology.


     The Company requires its employees, consultants, outside scientific collaborators and other advisors to execute confidentiality and proprietary rights agreements upon the commencement of employment or consulting relationships with the Company. These agreements generally provide that all confidential information developed or made known to the individual during the course of the individual's relationship with the Company will be kept confidential and will not be disclosed to third parties except in specific circumstances. In the case of research employees, the agreements also provide that all inventions made by the individual shall be the exclusive property of the Company. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets, know-how or patent rights or will provide the Company with adequate remedies in the event of unauthorized use or disclosure of such information. In addition, because none of the Company's employees have entered into noncompetition agreements with the Company, they may become competitors of the Company upon termination of employment. See "Risk Factors--Dependence on Patents and Protection of Proprietary Information."


COMPETITION

     Within each of its targeted markets and product applications, Nanophase faces current and potential competition from numerous chemical companies, as well as the in-house capabilities of several of its current and potential customers. For example, with regard to semiconductor wafer polishing, Cabot, Rodel Incorporated, Fujimi Corporation (of Japan) and Solution Technology Incorporated, all market polishing slurries for CMP. In addition, Cabot, Baikowski International Corporation and Norton Company (a unit of Compagnie De Saint-Gobain) all manufacture their own ultrafine alumina. In the cosmetics and skin-care market, various companies manufacture their own sub-micron titania (Tioxide Specialties Limited, Tayca Corporation (of Japan), Ishihara Sangyo Kaisha, Ltd., Kemira Oy, Degussa AG and DuPont), iron oxide (Sun Chemical Corporation, Harcros Pigments Incorporated) and zinc oxide (Zinc Corporation of America) by chemical or other means. In structural ceramics, the Company competes against manufacturers of ceramic composites who machine such composites for specific product applications. In the catalysts market, the Company faces competition from companies that chemically deposit metal oxides onto substrates. Although Nanophase believes that its materials and technologies are superior to the competitive materials and technologies that are utilized by these companies, such companies represent significant competitive risks to Nanophase because they have substantially greater financial and technical resources, larger research and development staffs, and greater manufacturing and marketing capabilities than the Company. See "Risk Factors--Competition."

     The Company also faces potential competition from Vacuum Metallurgical Co., Ltd. of Japan ("Vacuum Metallurgical"), which manufactures nanocrystalline materials and equipment. Currently, the Company does not compete with Vacuum Metallurgical, but there can be no assurance that Vacuum Metallurgical will not develop products or manufacturing capabilities to compete with the Company in the future. Potential competitive risks are also represented by numerous small development companies engaged in the development of nanocrystalline materials, such as Plasma Quench Technologies, Inc. and Nanopowder Enterprises, Inc. Most of these companies are associated with university or national laboratories and use chemical and physical methods to produce nanocrystalline materials. Nanophase believes that most of such companies are engaged primarily in funded research, and is not aware of any such company with commercial production capability. However, there can be no assurance that such companies will not represent significant competitive risks in the future. See "Risk Factors--Competition."

GOVERNMENTAL REGULATIONS

     The Company's Chicago facility, which houses its coating operations, is a "small quantity generator" of hazardous materials, including ethanol, under RCRA and, as a result, is subject to stringent federal, state and local regulations governing the handling, storage and disposal of such materials. To date, the Company has not been required to make substantial expenditures for preventive or remedial action with respect to the hazardous materials it uses. The manufacture and use of certain of the products which contain the Company's nanocrystalline materials are also subject to governmental regulation. As a result, the Company is required to adhere to the FDA's cGMP requirements and similar regulations in other countries which include testing, control and documentation requirements enforced by periodic inspections.

     In addition, both of the Company's facilities and all of its operations are subject to the plant and laboratory safety requirements of various occupational safety and health laws. To date, those regulations have not materially restricted or impeded the Company's operations. See "Risk Factors--Governmental Regulations."

EMPLOYEES


     On September 30, 1997, the Company had a total of 61 full-time employees, 11 of whom hold advanced degrees. Of the full-time employees, 9 are engaged in research, development and engineering, 32 are engaged in manufacturing, 4 are engaged in quality control, 7 are engaged in marketing and sales, and 9 are engaged in general management, finance and administration. The Company also currently engages two scientists as consultants on a regular basis, one of whom is Dr. Richard W. Siegel, a co-founder and director of the Company. None of the Company's employees is covered by a collective bargaining agreement. The Company considers its relations with its employees to be good.


LEGAL PROCEEDINGS

     The Company is not a party to any litigation and is not aware of any pending or threatened litigation against the Company that could have a material adverse effect on the Company's business, results of operations or financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to the executive officers and directors of the Company:


                   NAME                       AGE                         POSITION
Robert W. Cross...........................    60     President, Chief Executive Officer and Director
Dennis J. Nowak...........................    47     Vice President--Finance and Administration, Chief
                                                     Financial Officer, Treasurer and Secretary
Richard W. Brotzman, Ph.D.................    44     Vice President--Research
Donald J. Freed, Ph.D.....................    55     Vice President--Marketing
Robert M. Kelly...........................    51     Vice President--Cosmetic Products
Dennis J. Nagle...........................    45     Vice President--Manufacturing
John C. Parker, Ph.D......................    36     Vice President--Technology
Leonard A. Batterson(1)(2)................    53     Chairman of the Board of Directors
Steven Lazarus(1)(2)......................    66     Director
Robert W. Shaw, Jr., Ph.D.(1)(2)..........    56     Director
Richard W. Siegel, Ph.D...................    60     Director


------------------------------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

     Robert W. Cross has served as President and Chief Executive Officer of Nanophase since February 1993. He has extensive experience as an entrepreneurial chief executive officer in developmental companies and in the commercialization of complex technologies. He has also served as chief executive officer of Cross Technologies, Inc. ("CTI") since 1990. CTI is a holding company that previously developed secure information systems for U.S. Government and North American Treaty Organization intelligence agencies. For the 20 years prior, Mr. Cross served primarily as chief executive officer or interim management for developmental high-technology venture-backed companies. Mr. Cross' previous positions included Chairman and Chief Executive Officer, Delta Data Systems Corp.; President and Chief Executive Officer, Columbia Data Products, Inc.; and Special Counsel, Control Video Corp. (predecessor to America Online). In 1968 and 1969, Mr. Cross was General Counsel to Electronic Data Systems Corp., Dallas. From 1964 to 1968, he was a corporate finance attorney with Winthrop, Stimson, Putnam & Roberts in New York. He holds BSBA and J.D. degrees from Washington University in St. Louis. In 1995, Mr. Cross served as chairman of the Gorham/Intertech International Conference on Nanostructured Materials and Coatings.

     Dennis J. Nowak has served as Vice President--Finance and Administration, Chief Financial Officer, Treasurer and Secretary of Nanophase since joining the Company in September 1996. From October 1991 to September 1996, Mr. Nowak was a partner in the accounting firm of Ernst & Young LLP, where he specialized in financial management and audit services for emerging high-technology companies. Mr. Nowak has more than 20 years experience as a public accountant. He holds a B.S. degree from Indiana University.

     Richard W. Brotzman joined the Company in July 1994 and has served as Vice President--Research of Nanophase since July 1996. He is the inventor of the Company's coating technology. Dr. Brotzman has 15 years experience in research and development of advanced materials leading to new products. His technical areas of expertise include interfacial adhesion and chemistry, self-assembled polymeric coatings, nanosized inorganic powders, powder processing, reactive coupling agents, solgel derived protective coatings, non-destructive evaluation of composites, neo-debye relaxation in green inorganic gels, asymmetric membranes and plasma processing. From January 1991 to July 1994, Dr. Brotzman served as Director of Research at TPL, Inc., an advanced materials company. He holds a B.S. degree in chemical engineering from Lafayette

College, an M.S. degree in engineering and applied science from the University of California, Davis and a Ph.D. in chemistry from the University of Washington.

     Donald J. Freed has served as Vice President--Marketing of Nanophase since April 1995. He has extensive experience in the commercial development of new technology products, and has been responsible for the successful startup of advanced-materials initiatives in three Fortune 50 companies. From 1985 to April 1995, Dr. Freed held senior marketing, strategic planning and product-development positions with AMP, Inc., and certain of its subsidiaries, primarily in the development and marketing of advanced materials for microelectronics and photonics. From 1980 to 1985, he held similar positions with GTE Corp. and Imperial Chemical Industries, PLC. Previously, Dr. Freed held various scientific and managerial positions at AT&T Bell Laboratories. He holds a B.A. degree in chemistry from Queens College and an A.M. degree and Ph.D. in chemistry from Harvard University. Dr. Freed is a member of The Illinois Coalition and is past chairman of the International Standards Council for Electronic Interconnection and Packaging Technologies.

     Robert M. Kelly has served as Vice President--Cosmetic Products of Nanophase since joining the Company in March 1996. He has more than 20 years experience in the marketing of cosmetic, food and pharmaceutical ingredients. From July 1994 to January 1996, Mr. Kelly was Vice President of Sales and Marketing at Crompton & Knowles Corporation, a cosmetic, food and pharmaceutical ingredients company. From January 1992 to July 1994, he was the director of marketing at Milwaukee Seasonings, Inc., a subsidiary of CPC International, Inc. Prior to 1992, he held senior marketing management positions with Warner Jenkinson and Johnson & Johnson. He holds a B.A. degree in business from Parsons College and an M.B.A from the University of Chicago.

     Dennis J. Nagle has served as Vice President--Manufacturing of Nanophase since joining the Company in July 1996. From March 1991 to March 1996, Mr. Nagle was Manufacturing Manager of the Electronic Chemicals Division of Ashland Chemical. From April 1977 to March 1991, he held positions of progressively increasing responsibility in manufacturing management with the Chemical Division of Olin Corporation. Mr. Nagle holds combined bachelors degrees in chemical engineering and engineering administration from Michigan Technological University.

     John C. Parker has served as Vice President--Technology of Nanophase since 1993 and has been a principal scientist with the Company since June 1990. Dr. Parker was the principal developer of the Company's PVS production system. He has a broad range of experience in the synthesis, processing and characterization of semiconductor and ceramic materials. Prior to joining Nanophase, Dr. Parker was a research associate at Argonne where he participated in the development and characterization of chemical vapor deposition-grown thin films and nanocrystalline ceramics. Dr. Parker holds a B.S. degree in physics from Northeastern Illinois University and an M.S. degree and Ph.D. in physics from Purdue University. He has published 37 refereed papers and given numerous scientific and technical presentations at national and international conferences and private institutions. Dr. Parker co-chaired the symposium on Nanophase and Nanocomposite Materials at the 1992 and 1996 Materials Research Society fall meetings.

     Leonard A. Batterson has served as a director and as Chairman of the Board of Nanophase since 1991. He is Chairman and Chief Executive Officer of Batterson Venture Partners L.L.C., a venture capital investment firm which he founded in 1995. In 1988, he co-founded and continues as Managing General Partner of Batterson Johnson and Wang L.P., a venture capital fund. The Batterson Johnson & Wang L.P. fund, a stockholder of the Company, invest in the following industries: publishing, communications, telecommunications, medical, biotechnology, materials, retailing, consumer products, manufacturing, computers and software. As Managing General Partner, Mr. Batterson manages its daily operations, investor relationships, reporting and investment strategy. Prior to 1988, he was Director of the Venture Capital Division of the Allstate Insurance Company. Mr. Batterson is Chairman of the Board of LinksCorp, Inc., a golf course management company, and previously served as Chairman and Chief Executive Officer of the Dytel Corporation and Receptor Laboratories, and as Chief Executive Officer of Lamb Enterprises. He holds a B.A. degree from Washington University, a J.D. degree from Washington University Law School and an M.B.A. degree from the Harvard Graduate School of Business Administration.

     Steven Lazarus has served as a director of Nanophase since 1991. Mr. Lazarus is Managing Director of ARCH Venture Partners L.P. From 1986 to 1994, he served concurrently as President and Chief Executive Officer of ARCH Development Corporation and Associate Dean of the Graduate School of Business of the University of Chicago. Prior to joining ARCH Development Corporation, Mr. Lazarus held a variety of positions at Baxter Travenol Laboratories, Inc., the predecessor of Baxter Healthcare Corporation, including Group Vice President of the Health Care Services Group and Senior Vice President for Technology. From 1972 to 1974, Mr. Lazarus served in Washington, D.C. as Deputy Assistant Secretary of Commerce for East-West Trade and was founder and first Director of the Bureau of East-West Trade. He is a 21-year veteran of the U.S. Navy, retiring in 1973 with the rank of captain. He holds a bachelors degree with honors from Dartmouth College and an M.B.A. degree with high distinction from the Harvard Graduate School of Business Administration, where he was also a Baker Scholar. Mr. Lazarus is a director of Amgen Corporation, Primark Corporation, Illinois Superconductor Corporation and New Era of Networks, Inc., all of which are public companies.

     Robert W. Shaw, Jr. has served as a director of Nanophase since 1991. He is the founder of Arete Ventures, Inc., President of Arete Corporation and Managing Partner for the Utech Funds. Dr. Shaw is experienced in both venture capital and consulting for the electric utility industry. Prior to forming Arete Ventures, Inc. in 1983, Dr. Shaw was Senior Vice President of Booz, Allen & Hamilton's Energy Division and a member of the firm's board of directors. Earlier in his career, he conducted materials and electronics research at Bell Laboratories and at the Cavendish Laboratory in the U.K. He serves as a director and Chairman of Proton Energy Systems, Inc. and Evergreen Solar, Inc. He holds a Ph.D. in applied physics from Stanford University, an M.P.A. from American University and M.S. and B.E.P. degrees from Cornell University.

     Richard W. Siegel is a co-founder of Nanophase and has served as a director of Nanophase since 1989. Dr. Siegel is an internationally renowned scientist in the field of nanocrystalline materials. During his tenure on the research staff at Argonne from July 1974 to May 1995, he was the principal scientist engaged in research with the laboratory-scale synthesis process that was the progenitor of Nanophase's PVS production system. He currently is the Robert W. Hunt Professor and Head of the Materials Science and Engineering Department of Rensselaer Polytechnic Institute, a position he has held since June 1995. During 1995, he was also a visiting professor at the Max Planck Institute for Microstructure Physics in Germany on an Alexander von Humboldt Research Prize. He has served on the Council of the Materials Research Society and as Chairman of the International Committee on Nanostructured Materials. He also served on the Committee on Materials with Sub-Micron Sized Microstructures of the National Materials Advisory Board and was the co-chairman of the Study Panel on Clusters and Cluster-Assembled Materials for the U.S. Department of Energy. Dr. Siegel holds an A.B. degree in physics from Williams College and an M.S. degree and Ph.D. from the University of Illinois at Urbana/Champaign.

ADVISORY BOARD

     The Company recently formed an advisory board (the "Advisory Board") to assist the Company in analyzing, developing and implementing its long-term business growth strategies. The Advisory Board will advise and consult with management and the Board of Directors of the Company as needed. Though the members of the Advisory Board have outside commitments that may limit their availability to the Company, each member has agreed to devote at least a certain number of hours to the Company over the term of their service. The Company has entered into a one-year consulting agreement with each of the members of the Advisory Board, pursuant to which each member has been granted stock options to purchase 10,000 shares of Common Stock as compensation for his services on the Advisory Board. Members of the Advisory Board will also be reimbursed for reasonable out-of-pocket expenses incurred in connection with their services to the Company.

     The members of the Advisory Board are Casey Cowell, James V. Kimsey and Jonathan N. Zakin.

     Casey Cowell is Vice Chairman of 3Com Corporation ("3Com") and is the founder of U.S. Robotics Corporation ("U.S. Robotics"). Prior to the combination of U.S. Robotics with 3Com in June 1997,

Mr. Cowell was Chairman and Chief Executive Officer of U.S. Robotics. Mr. Cowell also serves as a director of Eagle River Interactive, Inc., May & Speh, Inc., and Northwestern Memorial Corp., the parent company of Northwestern Memorial Hospital, and is a trustee of the Illinois Institute of Technology. Mr. Cowell holds a bachelors degree in economics from the University of Chicago.

     James V. Kimsey is the founder and Chairman Emeritus of America Online, Inc. ("AOL"). He was formerly Chairman and Chief Executive Officer of AOL, and continues to serve AOL as a member of its board of directors. Mr. Kimsey also serves as a director of Capital One Financial Corporation, Capital One Bank, EduCap, Inc. and BTG Incorporated, and is an advisory director of Batterson Venture Partners and Carousel Capital. Mr. Kimsey is a graduate of the United States Military Academy at West Point.

     Jonathan N. Zakin was Executive Vice President, Business Development and Corporate Strategy, of U.S. Robotics prior to its combination with 3Com in June 1997. Currently, Mr. Zakin is a private investor. He holds a bachelors degree in management from New York University and an M.B.A. degree from the Harvard Graduate School of Business Administration.

BOARD OF DIRECTORS

     The Company's Board of Directors is divided into three classes with staggered three-year terms. The terms of Mr. Cross and Dr. Shaw expire at the annual meeting of the Company's stockholders in 1998, the terms of Mr. Lazarus and Dr. Siegel expire at the annual meeting of the Company's stockholders in 1999, and Mr. Batterson's term expires at the annual meeting of the Company's stockholders in 2000. At each annual meeting of the Company's stockholders, the successors to the class of directors whose term expires at such annual meeting are elected for a three-year term.

ARRANGEMENTS FOR NOMINATION AS DIRECTOR

     In connection with the sale of its Preferred Stock, the Company and certain of its stockholders entered into the Amended and Restated Shareholders' Agreement, dated as of March 16, 1994, as amended (the "Shareholders' Agreement"), pursuant to which they agreed that the Company's Board of Directors shall consist of (i) up to two individuals designated jointly by the holders of Common Stock, one of whom shall be the President of the Company, (ii) up to three individuals designated jointly by holders of the Company's Series C Convertible Preferred Stock ("Series C Preferred"), (iii) one individual designated jointly by certain holders of the Company's Series D Convertible Preferred Stock ("Series D Preferred") and (iv) one individual unrelated to any holder of Preferred Stock designated jointly by the members of the Company's Board of Directors who were elected pursuant to (i) and (ii). The Company's stockholders also agreed that as long as Batterson Johnson & Wang L.P. ("BJ&W") continues to own shares of Series D Preferred, they shall use their best efforts to elect Mr. Batterson as Chairman of the Company's Board of Directors. Of the current directors of the Company, Messrs. Cross and Lazarus were elected as nominees of the holders of Common Stock and Mr. Batterson and Drs. Shaw and Siegel were elected as nominees of the holders of the Series C Preferred. Substantially all of the material provisions of the Shareholders' Agreement, including the rights and obligations of the aforementioned parties to elect directors, will terminate upon the consummation of this offering.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors has appointed an Audit Committee and a Compensation Committee. The members of the Audit Committee are Messrs. Lazarus (Chairman) and Batterson and Dr. Shaw. The Audit Committee makes recommendations concerning the Company's engagement of independent public accountants, reviews the Company's annual audit, and reviews with the Company's independent public accountants the Company's internal controls and financial management policies. The members of the Compensation Committee are Messrs. Batterson (Chairman) and Lazarus and Dr. Shaw. The Compensation Committee establishes the Company's general compensation policy and recommends to the Company's Board of Directors compensation for the Company's officers and key employees.

COMPENSATION OF DIRECTORS

     Each director of the Company who is not an employee or consultant of the Company (the "Outside Directors") and is first elected to the Board of Directors after adoption of the Stock Option Plan will be granted stock options to purchase 10,000 shares of Common Stock at the fair market value of the Common Stock as determined by a committee appointed by the Company's Board of Directors (the "Committee") as of the date of issuance of each stock option. On the date of the annual meeting of the stockholders of the Company, commencing with the 1998 annual meeting, each Outside Director who is elected, re-elected or continues to serve as a director because his or her term has not expired, shall be granted stock options to purchase 2,000 shares of Common Stock; provided that no such automatic grant shall be made to an Outside Director who is first elected to the Board of Directors at the first such meeting or was first elected to the Board of Directors within three months prior to such annual meeting. One-third of the options granted to Outside Directors under the Stock Option Plan vest each year on the first three anniversaries of the grant date. All options granted under the Stock Option Plan to Outside Directors will be exercisable for a period of ten years. The Company does not pay cash compensation to its directors or Advisors for serving in such capacity. All Outside Directors, however, are reimbursed for their reasonable out-of-pocket expenses incurred in attending board and committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Batterson, who is Chairman of the Compensation Committee, is the managing general partner of BJ&W. On the following dates, the Company issued to BJ&W the following number of shares of Series D Preferred at the following prices per share: 202,496 shares at $1.382 per share in March 1994; 163,904 shares at $1.727 per share in October 1994; 38,911 shares at $1.727 per share in April 1995; and 173,700 shares at $1.727 per share in November 1995.

     Mr. Lazarus, who is a member of the Compensation Committee, is the managing director of ARCH Venture Fund II, L.P. ("AVF II"). On the following dates, the Company issued to AVF II the following number of shares of Series D Preferred at the following prices per share: 294,971 shares at $1.382 per share in March 1994; 251,639 shares at $1.727 per share in October 1994; and 159,225 shares at $1.727 per share in November 1995.

     Dr. Shaw, who is a member of the Compensation Committee, is the managing general partner of (i) Arete Ventures Management Associates II, L.P., which is the managing general partner of UVCC Fund II ("UVCC II") and (ii) Arete Ventures Limited Partnership III, which is the managing general partner of UVCC II Parallel Fund, L.P. ("UVCC Parallel"). On the following dates, the Company issued to each of UVCC II and UVCC II Parallel the following number of shares of Series D Preferred at the following prices per share: 94,088 shares at $1.382 per share in March 1994; 83,955 shares at $1.727 per share in October 1994; 5,790 shares at $1.727 per share in April 1995; and 66,585 shares at $1.727 per share in November 1995.

     All of the above described shares of Series D Preferred will be converted into shares of Common Stock on a one-for-one basis upon the consummation of this offering. Pursuant to the Amended and Restated Registration Rights Agreement, dated as of March 16, 1994, as amended (the "Registration Rights Agreement"), BJ&W, AVF II, UVCC II and UVCC Parallel, as holders of shares of Common Stock issuable upon conversion of the shares of Series D Preferred, are entitled to certain demand registration rights. In addition, whenever the Company proposes to register any of its securities under the Securities Act, BJ&W, AVF II, UVCC II and UVCC Parallel may also, subject to certain restrictions, include their shares of Common Stock issuable upon conversion of the shares of Series D Preferred in such registration. See "Description of Capital Stock--Registration Rights."

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to all compensation paid by the Company for services rendered during the fiscal year ended December 31, 1996, to its Chief Executive Officer and the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1996 (each, a "Named Executive Officer").

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                             COMPENSATION
                                             ANNUAL COMPENSATION             ------------
                                    --------------------------------------    SECURITIES
                                                              OTHER ANNUAL    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION          SALARY         BONUS     COMPENSATION     OPTIONS      COMPENSATION
Robert W. Cross,..................  $151,800(1)    $10,000(1)      $--          199,755        $4,685(2)
  President and Chief Executive
  Officer
Donald J. Freed, Ph.D.,...........   105,625            --         --           104,220            --
  Vice President -- Marketing
Richard W. Brotzman, Ph.D.,.......   102,615            --         --           118,695            --
  Vice President -- Research

-------------------------
(1) The salary and bonus were paid to Cross Technologies, Inc., of which Mr. Cross is chief executive officer and the sole employee.

(2) Represents the full dollar value of premiums paid by the Company with respect to life insurance for the benefit of Mr. Cross and his beneficiary.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement dated February 1994 with Robert W. Cross which continues his employment as President and Chief Executive Officer of the Company, which began in February 1993. Mr. Cross' employment agreement provides for an annual base salary of not less than $130,000. The agreement further provides that Mr. Cross is entitled to the reimbursement of expenses relating to commuting between the Company and his out-of-state residence and his lodging expenses in the Chicago area incurred as a result of his employment with the Company. Mr. Cross' employment agreement is automatically renewed for successive one year periods unless 90-day prior written notice of termination is given by the Company or Mr. Cross. If Mr. Cross' employment is terminated other than for "cause" (as such term is defined in Mr. Cross' employment agreement), Mr. Cross will receive severance benefits in an amount equal to Mr. Cross' base salary for 26 weeks.

     The Company has also entered into an employment agreement with Dennis J. Nowak, pursuant to which Mr. Nowak became Vice President -- Finance and Administration, Chief Financial Officer, Treasurer and Secretary of the Company effective September 1996. Mr. Nowak's employment agreement provides for an annual base salary of $140,000, with increases to be determined by the Company's Board of Directors, at its discretion. In addition, Mr. Nowak was granted options to purchase 57,900 shares of Common Stock at an exercise price of $3.886 per share, with options for one-fifth of such shares becoming exercisable on each of the first five anniversaries of Mr. Nowak's employment. If employed by the Company at such time, the agreement further provides that Mr. Nowak will be entitled to a bonus of $35,000 upon the Company's successful completion of an initial public offering and a bonus of $35,000 which was paid on the first anniversary of his employment. No term has been assigned to Mr. Nowak's employment agreement. If Mr. Nowak's employment is terminated other than for "cause" (as such term is defined in Mr. Nowak's employment agreement), Mr. Nowak will receive severance benefits in an amount equal to Mr. Nowak's base salary for 26 weeks.

                       OPTION GRANTS IN LAST FISCAL YEAR


     The following table contains information regarding the grant of stock options by the Company to the Named Executive Officers during 1996.


                                                  PERCENTAGE                                 POTENTIAL REALIZABLE
                                    NUMBER OF      OF TOTAL                                    VALUE AT ASSUMED
                                      SHARES       OPTIONS                                   ANNUAL RATES OF STOCK
                                    UNDERLYING    GRANTED TO                                PRICE APPRECIATION FOR
                                     OPTIONS     EMPLOYEES IN   EXERCISE OR   EXPIRATION        OPTION TERM(2)
                                     GRANTED     FISCAL YEAR    BASE PRICE      DATE(1)        5%           10%
Robert W. Cross...................     69,480         6.5%        $1.727      03/01/06(3)    $195,454    $  311,228
                                      130,275        12.2          3.886      11/07/06(4)     824,626     1,313,079
Donald J. Freed, Ph.D.............     46,320         4.3          1.727      03/01/06(3)     130,303       207,485
                                       57,900         5.4          3.886      11/07/06(4)     366,500       583,590
Richard W. Brotzman, Ph.D. .......     49,215         4.6          1.727      03/01/06(3)     138,447       220,453
                                       69,480         6.5          3.886      11/07/06(4)     439,800       700,309


------------------------------
(1) The grant dates are ten years prior to the respective expiration dates.


(2) Potential realizable value is calculated assuming that the fair market value on the date of the grant, which equals the exercise price, appreciates at the indicated annual rate (set by the Securities and Exchange Commission (the "Commission")), compounded annually, for the term of the option. Using the assumed initial public offering price of $10.00 for purposes of this calculation (pursuant to the rules of the Commission), the potential realizable values of the options granted in 1996 to Mr. Cross and Drs. Freed and Brotzman is approximately $3,253,798, $1,697,634 and $1,933,416, respectively, at a 5% assumed annual appreciation rate, and approximately $5,181,130, $2,703,199 and $3,078,642, respectively, at a 10% assumed annual appreciation rate. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future increases in the price of its Common Stock.


(3) Subject to certain restrictions, these options vest pro rata over a five-year period on each of the first five anniversaries of the date of grant.

(4) Subject to certain restrictions, these options vest eight years from the date of grant, subject to an earlier five-year period if specified performance targets for 1997 are met.


                         FISCAL YEAR-END OPTION VALUES


     The following table contains information regarding the Named Executive Officers' unexercised options as of December 31, 1996. None of the Named Executive Officers exercised any options during 1996.

                                  NUMBER OF SHARES UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-THE-MONEY
                                      OPTIONS AS OF DECEMBER 31, 1996       OPTIONS AS OF DECEMBER 31, 1996(1)
              NAME                       EXERCISABLE/UNEXERCISABLE              EXERCISABLE/UNEXERCISABLE
Robert W. Cross.................              65,330/256,015                        $243,406/$349,733
Donald J. Freed, Ph.D. .........                  --/104,220                              --/ 100,005
Richard W. Brotzman, Ph.D. .....               5,790/141,855                          19,999/ 186,250

------------------------------
(1) The value per option is calculated by subtracting the exercise price of the option from the fair market value of the option shares at December 31, 1996 of $3.886 per share, as determined by the Company's Board of Directors based on the most recent price prior to December 31, 1996 at which the Company had issued or agreed to issue Preferred Stock.

STOCK OPTION PLAN


     Effective January 13, 1992 and as amended and restated on April 6, 1997, the Company's Board of Directors adopted the Stock Option Plan, pursuant to which options to acquire up to 2,758,032 shares of Common Stock (2,671,182 of which are reserved for issuance to employees and consultants and 86,850 of which are reserved for issuance to Outside Directors) may be granted to the Company's employees, consultants or Outside Directors, as the Committee may from time to time designate. During any calendar year, stock options for no more than 100,000 shares of Common Stock may be granted to any individual. The stock options expire no more than ten years from the date of grant; provided, however, that in the case of stock options granted to individuals who at the time of such grant own more than 10% of the voting power of the Company's stock, the options shall expire no more than five years from the date of grant. 737,067 of the 1,557,684 currently outstanding options vest eight years following the grant date, subject to accelerated vesting if specified performance targets are met. Of the remaining 820,617 outstanding options, 803,247 vest over a five-year period and 17,370 vest over a three-year period. Exercise prices are determined by the Committee, but may not be less than the fair market value of the Common Stock as determined by the Committee as of the date of issuance of each stock option; provided, however, that exercise prices for options granted to employees who own more than 10% of the Company's Common Stock may not be less than 110% of the fair market value of the Common Stock as determined by the Committee as of the date of issuance of each such stock option.


401(K) PLAN

     Effective June 30, 1995, the Company adopted the Nanophase Technologies Corporation 401(k) and Profit Sharing Plan (the "401(k) Plan") covering all of the Company's employees who meet prescribed service requirements. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to fifteen percent, but not to exceed the statutorily prescribed annual limit ($9,500 in 1997), and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that employee contributions to the 401(k) Plan, and income earned on such contributions, are not taxable to employees until withdrawn from the 401(k) Plan. Each participant's contributions are fully vested. The Company, at the sole discretion of the Company's Board of Directors, may make additional or "matching" contributions under the 401(k) Plan, which contributions are not to exceed statutorily prescribed limits. The Company has not made any such contributions to the 401(k) Plan since its inception.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Pursuant to the provisions of the Delaware General Corporation Law ("DGCL"), the Company, upon its reincorporation in Delaware, will adopt provisions in its Certificate of Incorporation which eliminate the personal liability of its directors to the Company or its stockholders for monetary damages for breach of their fiduciary duty as a director to the fullest extent permitted by the DGCL except for liability (i) for any breach of their duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The provisions of the Company's Certificate of Incorporation do not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     The Certificate of Incorporation will also contain provisions which require the Company to indemnify its directors, and permit the Company to indemnify its officers and employees, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary, except that the Company shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by the Company without the prior written consent of the Company. Prior to consummation of this offering, the Company intends to (a) enter into indemnity agreements with each of its directors providing for such indemnification and (b) obtain directors' and officers' liability insurance.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In addition to transactions described under "Management--Compensation Committee Interlocks and Insider Participation," the following relationships and transactions have been effected involving the Company and its directors, executive officers and principal stockholders.

     The Company leased its original office space from ARCH Development Corporation, formerly an affiliate of Mr. Lazarus, a director of the Company, under a sublease agreement which expired in November 1996. Monthly lease payments amounted to $3,600. When the Company moved to its Burr Ridge facility in 1995, it entered into a sublease of this office space and received monthly rental payments under the sublease of $2,200 per month through November 1996.

     The Company entered into a consulting agreement with Dr. Richard W. Siegel, a co-founder and director of the Company, in May 1990. Pursuant to this agreement, Dr. Siegel renders consulting services to the Company with respect to applications for, and commercialization of, nanocrystalline materials. The original term of the agreement was for 5 years, and the agreement is renewable for successive one-year terms unless terminated by Dr. Siegel or the Company. Payment to Dr. Siegel under this agreement currently amounts to $2,500 per month.

     Prior to joining the Company in September 1996, Dennis J. Nowak, the Company's Vice President--Finance and Administration, Chief Financial Officer, Treasurer and Secretary, was a partner of Ernst & Young LLP, where he was responsible for overseeing the audit of the Company's financial statements. Ernst & Young LLP has been the Company's financial accountants since 1993.


     Pursuant to a severance benefit agreement with Dr. John C. Parker, the Company's Vice President--Technology, the Company has established a trust in the amount of $80,000. Interest was credited to the trust until the funds held in trust became equal to $80,000. Payments from the trust to Dr. Parker will be required in the event the Company terminates his employment, as defined in Dr. Parker's agreement, before November 15, 1999. Upon consummation of this offering, the funds in the trust will revert to the Company.


     The Company intends that any future transactions between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than can be obtained from unaffiliated third parties, and any transactions with such persons will be approved by a majority of the Company's outside directors or will be consistent with policies approved by such outside directors.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information with respect to beneficial ownership of the Common Stock, as of October 31, 1997, assuming consummation of the Preferred Stock Conversion, and as adjusted to reflect the sale of Common Stock offered hereby, by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer and (iv) all directors and executive officers of the Company as a group.



                                                      BENEFICIAL OWNERSHIP          BENEFICIAL OWNERSHIP
                                                      PRIOR TO OFFERING(1)            AFTER OFFERING(1)
                                                     -----------------------       -----------------------
                                                     NUMBER OF                     NUMBER OF
                     NAME                             SHARES         PERCENT        SHARES         PERCENT
Batterson Johnson & Wang L.P..................       1,068,935(2)     12.7%        1,068,935(2)      8.0%
Grace Investments, Ltd.(3)....................       1,042,200        12.7         1,042,200         7.9
ARCH Venture Fund Limited Partnership.........         768,088(4)      9.1           768,088(4)      5.7
ARCH Venture Fund II Limited Partnership(5)...         705,835         8.6           705,835         5.3
Harris & Harris Group, Inc.(6)................         672,916         8.2           672,916         5.1
UVCC Fund II..................................         450,842(7)      5.4           450,842(7)      3.4
UVCC II Parallel Fund, L.P....................         450,842(7)      5.4           450,842(7)      3.4
AMT Associates Ltd. ..........................         450,058(8)      5.4           450,058(8)      3.4
Richard W. Siegel, Ph.D.......................         219,729(9)      2.7           219,729(9)      1.7
Robert W. Cross...............................         103,544(10)     1.2           103,544(10)       *
Richard W. Brotzman, Ph.D.....................          21,423(10)       *            21,423(10)       *
Donald J. Freed, Ph.D.........................           9,264(10)       *             9,264(10)       *
Leonard A. Batterson..........................              --(11)      --                --(11)      --
Steven Lazarus................................              --(12)      --                --(12)      --
Robert W. Shaw, Jr., Ph.D.....................              --(13)      --                --(13)      --
All directors and executive officers as a
  group (11 persons)..........................         445,442(14)     5.4           445,442(14)     3.4


------------------------------
  *  Less than 1%

 (1) Beneficial ownership is determined in accordance with the rules of the Commission. Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.


 (2) Includes 178,154 shares of Common Stock issuable upon exercise of warrants presently exercisable. Don Johnson and Sona Wang share voting and investment power with Mr. Batterson with respect to the shares of Common Stock beneficially held by BJ&W and, therefore, may be deemed to be beneficial owners of such shares. Mr. Johnson and Ms. Wang each disclaim this beneficial ownership. The address of the stockholder is 303 West Madison Street, Suite 1110, Chicago, Illinois 60606.



 (3) Bradford T. Whitmore has sole voting and investment power with respect to the shares of Common Stock beneficially held by Grace Investments, Ltd. and, therefore, may be deemed to be the beneficial owner of such shares. Mr. Whitmore disclaims this beneficial ownership. The address of the stockholder is 1560 Sherman Avenue, Suite 900, Evanston, Illinois 60201.


 (4) Includes 232,491 shares of Common Stock issuable upon exercise of warrants presently exercisable. The address of the stockholder is 135 South LaSalle Street, Suite 3702, Chicago, Illinois 60603.

 (5) The address of the stockholder is 135 South LaSalle Street, Suite 3702, Chicago, Illinois 60603.


 (6) Charles Harris, Mel Melsheimer and David Johnson share voting and investment power with respect to the shares of Common Stock beneficially held by Harris & Harris Group, Inc. and, therefore, may be deemed to be beneficial owners of such shares. Messrs. Harris, Melsheimer and Johnson each disclaim this beneficial ownership. The address of the stockholder is One Rockefeller Plaza, New York, New York 10020.

                                         (footnotes continued on following page)

(footnotes continued from previous page)

 (7) Includes 66,808 shares of Common Stock issuable upon exercise of warrants presently exercisable. The address of the stockholder is 6110 Executive Boulevard, Suite 1040, Rockville, Maryland 20852.


 (8) Consists of 142,497 shares of Common Stock and 43,981 shares of Common Stock issuable upon exercise of warrants presently exercisable, all of which are beneficially held by Advanced Material Technologies Venture Partner Limited ("AMT Venture"); 197,284 shares of Common Stock and 38,553 shares of Common Stock issuable upon exercise of warrants presently exercisable, all of which are beneficially held by AMT Capital, Ltd. ("AMT Capital"); and 21,200 shares of Common Stock and 6,543 shares of Common Stock issuable upon exercise of warrants presently exercisable, all of which are beneficially held by JHAM Limited Partnership ("JHAM"). AMT Associates Ltd. is general partner of AMT Venture, AMT Capital and JHAM. In such capacity, it shares voting and investment power with respect to the shares of Common Stock held by AMT Venture, AMT Capital and JHAM and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock directly owned by AMT Venture, AMT Capital and JHAM. Tom Delimitros and Peter Walmsley share voting and investment power with respect to the shares of Common Stock beneficially held by AMT Associates Ltd. and, therefore, may be deemed to be beneficial owners of such shares. Messrs. Delimitros and Walmsley each disclaim such beneficial ownership. The address of AMT Associates Ltd. is 8204 Elmbrook, Suite 101, Dallas, Texas 75247.



 (9) Includes 28,950 shares of Common Stock issuable upon exercise of warrants presently exercisable and 38,098 shares of Common Stock issuable upon exercise of options exercisable currently or within 60 days of October 31, 1997.



(10) Consists of shares of Common Stock issuable upon exercise of options exercisable currently or within 60 days of October 31, 1997.


(11) Excludes 890,781 shares of Common Stock and 178,154 shares of Common Stock issuable upon exercise of warrants presently exercisable, all of which are beneficially held by BJ&W. Mr. Batterson is the managing general partner of BJ&W and in such capacity he shares voting and investment power with respect to the shares of Common Stock held by BJ&W and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock directly owned by BJ&W. Mr. Batterson disclaims this beneficial ownership.


(12) Excludes 535,597 shares of Common Stock and 232,491 shares of Common Stock issuable upon exercise of warrants presently exercisable, all of which are beneficially held by ARCH Venture Fund Limited Partnership ("AVFLP"); 705,835 shares of Common Stock held by ARCH Venture Fund II Limited Partnership ("AVF II"); and 14,034 shares of Common Stock held by ARCH Fund II Parallel, L.P. ("AFP"). Mr. Lazarus serves as the managing director of ARCH Venture Partners L.P. and has been granted power of attorney to act in the name of and for ARCH Development Corporation ("ADC") with respect to ADC's role as general partner of AVFLP. Mr. Lazarus also serves as managing director of AVF II and AFP. In such capacities, Mr. Lazarus has sole voting and investment power with respect to the shares of Common Stock held by AVFLP, AVF II and AFP and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock directly owned by AVFLP, AVF II and AFP. Mr. Lazarus disclaims this beneficial ownership.


(13) Excludes 384,034 shares of Common Stock and 66,808 shares of Common Stock issuable upon exercise of warrants presently exercisable, all of which are beneficially held by UVCC Fund II ("UVCC II"), and 384,034 shares of Common Stock and 66,808 shares of Common Stock issuable upon exercise of warrants presently exercisable, all of which are beneficially held by UVCC II Parallel Fund, L.P. ("UVCC Parallel"). Dr. Shaw serves as the managing general partner of (i) Arete Ventures Management Associates II, L.P., which is the managing general partner of UVCC II and (ii) Arete Ventures Limited Partnership III, which is the managing general partner of UVCC Parallel. In such capacities, he has sole voting power and shares investment power with respect to shares of Common Stock held by UVCC II and UVCC Parallel and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock directly owned by UVCC II and UVCC Parallel. Dr. Shaw disclaims this beneficial ownership.


(14) Includes 28,950 shares of Common Stock issuable upon exercise of warrants presently exercisable and 263,811 shares of Common Stock issuable upon exercise of options exercisable currently or within 60 days of October 31, 1997.

                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $.01 par value per share, and 17,000,000 shares of preferred stock, $.01 par value per share.


     The following summary of certain provisions relating to the Common Stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, provisions of applicable law, and by the provisions of the Company's Certificate of Incorporation and Bylaws that are included as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     The Company currently has 77,586 shares of Common Stock outstanding and held by two holders of record. 13,234,029 shares of Common Stock will be outstanding upon consummation of the Preferred Stock Conversion and this offering. Subject to the rights of holders of preferred stock, the holders of outstanding shares of Common Stock are entitled to share ratably in dividends declared out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time lawfully determine. Each holder of Common Stock is entitled to one vote for each share held. Subject to the rights of holders of any outstanding preferred stock, upon liquidation, dissolution or winding up of the Company, any assets legally available for distribution to stockholders as such are to be distributed ratably among the holders of the Common Stock at that time outstanding. All shares of Common Stock currently outstanding are, and all shares of Common Stock offered by the Company hereby when duly issued and paid for will be, fully paid and nonassessable, not subject to redemption and assessment and without conversion, preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of any class or of securities convertible into stock of any class.

PREFERRED STOCK

     The Company currently has 8,156,443 shares of Preferred Stock outstanding and held by 176 holders of record. Pursuant to the Preferred Stock Conversion, all of the issued and outstanding shares of Preferred Stock will convert, upon the consummation of this offering, into 8,156,443 shares of Common Stock. Thus, the following information does not pertain to the currently outstanding Preferred Stock, but rather the preferred stock that may be issued in the future as provided in the Company's Certificate of Incorporation. Preferred stock may be issued by the Company in series from time to time with such designations, relative rights, priorities, preferences, qualifications, limitations and restrictions thereof, to the extent that such are not fixed in the Company's Certificate of Incorporation, as the Board of Directors determines. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The Board of Directors may authorize the issuance of preferred stock which ranks senior to the Common Stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, the Board of Directors is authorized to fix the limitations and restrictions, if any, upon the payment of dividends on Common Stock to be effective while any shares of preferred stock are outstanding. The Board of Directors, without stockholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present intention to issue shares of preferred stock.

WARRANTS

     The Company currently has warrants to purchase a total of 662,287 shares of Common Stock outstanding at an exercise price of $1.123 per share. The warrants expire February 8, 2003 or one year later if at such time the shares of Common Stock underlying the warrants are required to be or are in the process of being registered under the Securities Act. The number of shares issuable upon exercise of the warrants is subject to proportionate adjustment in the event of stock splits, stock dividends and similar events.

CERTAIN CORPORATE PROVISIONS

     Upon the consummation of this offering, the Company will be subject to the provisions of Section 203 of the DGCL. In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either (i) prior to the date at which the stockholder became an interested stockholder the board of directors approved either the business combination or the transaction in which the person becomes an interested stockholder, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the stockholder becomes an interested stockholder or
(iii) the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of the stockholders (and not by written consent) held on or subsequent to the date of the business combination. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder.

     Upon reincorporation in Delaware, the Company's Certificate of Incorporation and Bylaws will contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of the Company. These provisions include (i) a requirement that stockholder action may be taken only at stockholder meetings; (ii) the authority of the Board of Directors to issue series of preferred stock with such voting rights and other powers as the Board of Directors may determine; (iii) notice requirements in the Bylaws relating to nominations to the Board of Directors and to the raising of business matters at stockholders meetings; and (iv) the classification of the Board of Directors into three classes, each serving for staggered three year terms. See "Management -- Executive Officers and Directors."

REGISTRATION RIGHTS

     Pursuant to the Registration Rights Agreement, the holders of shares of Common Stock (including the shares of Common Stock issued pursuant to consummation of the Preferred Stock Conversion) and additional shares of Common Stock issuable upon the exercise of outstanding warrants (collectively, the "Registrable Securities") are entitled to certain demand registration rights. Under the Registration Rights Agreement, subject to certain exceptions, the holders of at least 60% of the Registrable Securities may require the Company to use its best efforts to register such Registrable Securities on one occasion for public resale. If the Company is entitled to register the Registrable Securities on a Form S-2 or Form S-3, one or more holders of the Registrable Securities may request the Company to register such Registrable Securities on one of such forms. In addition, whenever the Company proposes to register any of its securities under the Securities Act, the holders of Registrable Securities are entitled, subject to certain restrictions, to include their Registrable Securities in such registration. Except for a limited circumstance, the Company is required to bear all registration expenses in connection with the registration of Registrable Securities (other than underwriting discounts and commissions). See "Underwriting."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is LaSalle National Bank, Chicago, Illinois.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for the Common Stock. Sales of substantial amounts of Common Stock in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

     Upon completion of this offering, the Company will have an aggregate of 13,234,029 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options or warrants after the date hereof. Of these shares, the 5,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless held by "affiliates" of the Company, as that term is defined in Rule 144 promulgated under the Securities Act. The remaining 8,234,029 shares of Common Stock outstanding upon completion of this offering will be Restricted Shares.


     All directors and executive officers of the Company have agreed with the Underwriters that, for a period of 180 days from the date of this Prospectus, they will not offer to sell or otherwise sell, dispose of or grant rights with respect to any shares of Common Stock, now owned or hereafter acquired directly by such holders or with respect to which they have the power of disposition, otherwise than with the prior written consent of DLJ. The stockholders of the Company, pursuant to the lock-up provisions of stock purchase agreements to which they and the Company are a party, and the optionholders of the Company, pursuant to agreements with the Company which they must sign upon exercise of their options, have agreed or will agree, as the case may be not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of their shares of Common Stock for a period of 180 days from the date of this Prospectus, without the prior written consent of DLJ. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701 of the Securities Act, shares subject to lock-up provisions or agreements will not be salable until the 180-day lock-up periods expire unless prior written consent is received from DLJ. Any early waiver of the lock-up period by DLJ, which, if granted, could permit sales of a substantial number of shares and could adversely affect the trading price of the Company's shares, may not be accompanied by an advance public announcement by the Company. See "Underwriting."


     Taking into account the lock-up provisions and agreements, the number of shares that will be available for sale in the public market under the provisions of Rules 144 and 144(k), will be as follows: (i) approximately 7,485,940 Restricted Shares will be eligible for sale 180 days from the date of this Prospectus, subject in some cases to the volume limitations and other restrictions of Rule 144, and (ii) the remaining 748,089 Restricted Shares will become eligible for sale under Rule 144 in June, August or September 1998, as the case may be.

     Beginning 90 days after the effective date of the Registration Statement, certain shares issued or issuable upon exercise of options granted by the Company prior to the effective date of the Registration Statement will also be eligible for sale in the public market pursuant to Rule 701 under the Securities Act, subject to pre-existing lockup agreements. In general, Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements, contained in Rule 144.

     In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. The Company is unable to estimate accurately the number of Restricted Shares that will be sold under Rule 144 because this will depend in part on the market price for the Common Stock, the personal circumstances of the seller and other factors.


     Pursuant to Rule 144 and upon expiration of the one-year holding period, an additional 662,287 shares of Common Stock will be available for sale upon the exercise of outstanding warrants. Options to purchase 1,557,684 shares are currently issued and outstanding under the Stock Option Plan (of which 377,792 are currently vested). See "Management--Stock Option Plan." All of these shares issuable upon exercise of the warrants or the options are or will be subject to lock-up provisions discussed herein.

                                  UNDERWRITING


     Subject to the terms and conditions of an Underwriting Agreement dated
          , 1997 (the "Underwriting Agreement"), the Underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Furman Selz LLC and CIBC Oppenheimer Corp. (the "Representatives"), have severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite their names below.



                                                               NUMBER
                        UNDERWRITER                           OF SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.........
Furman Selz LLC.............................................
CIBC Oppenheimer Corp. .....................................

                                                              ---------
     Total..................................................  5,000,000
                                                              =========


     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered hereby are subject to the approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery all the shares of Common Stock offered hereby (other that those shares covered by the over-allotment describe below) if any are purchased.

     The Underwriters initially propose to offer the shares of Common Stock in party directly to the public at the initial public offering price set forth on the cover of this Prospectus and in part to certain dealers (including the
Underwriters) at such price less a concession of not in excess of $     per
share. The Underwriters may allow, and such selected dealers may reallow to
certain other dealers, a concession not in excess of $     per share. After the
initial offering of the Common Stock, the public offering price and other selling terms may be changed by the Representatives at any time without notice. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to 750,000 additional shares of Common Stock at the initial public offering price less underwriting discounts and commissions. The Underwriters may exercise such option solely to cover overallotments, if any, made in connection with this offering. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such Underwriter's percentage underwriting commitment as indicated in the preceding table.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.


     The Company and its executive officers and directors have agreed not to offer, pledge, sell, offer to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, for a period of 180 days from the date of this Prospectus, without the prior written consent of DLJ. In addition, during such period, the Company has also agreed not to file any registration agreement with respect to the registration of any shares of Common Stock or any securities convertible into or exchangeable for Common Stock without DLJ's prior written consent. The stockholders of the Company, pursuant to the lock-up provisions of stock purchase agreements to which they and the Company are a party, and the optionholders of the Company, pursuant to agreements with the Company which they must sign upon exercise of their options, have also agreed or will agree, as the case may be, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of their shares of Common Stock for a period of 180 days from the date of this Prospectus, without the prior written consent of DLJ.


     Prior to this offering, there has been no established trading market for the Common Stock. The initial public offering price for the shares of Common Stock will be determined by negotiations among the Company and the Representatives. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the offering.


     The Common Stock has been approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "NANX."


     Other than in the United States, no action has been taken by the Company or the Underwriters that would permit a public offering of the shares of Common Stock offered hereby in any jurisdiction where action for that purpose is required. The shares of Common Stock offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of Common Stock be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering of the Common Stock and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

     In connection with this offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot the offering, creating a syndicate short position. The Underwriters may bid for and purchase shares of Common Stock in the open market to cover such syndicate short position or to stabilize the price of the Common Stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed Common Stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Certain employees of DLJ own an aggregate of 97,272 shares of the Series F Preferred, which shares will be converted into shares of Common Stock upon consummation of this offering. None of the shares of Common Stock held by the DLJ employees are being offered hereby.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Katten Muchin & Zavis, Chicago, Illinois, a partnership including professional corporations. Upon consummation of the Preferred Stock Conversion and this offering, a current partner of Katten Muchin & Zavis will own less than 1% of the outstanding shares of Common Stock. Certain legal matters in connection with United States patents will be passed upon for the Company by McAndrews, Held & Malloy, Ltd. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Latham & Watkins, Chicago, Illinois.

                                    EXPERTS


     The financial statements of the Company at December 31, 1995 and 1996 and September 30, 1997 and for each of the three years in the period ended December 31, 1996 and for the nine month period ended September 30, 1997 appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     Certain matters dealing with patents and proprietary rights set forth under "Risk Factors--Dependence on Patents and Protection of Proprietary Information" and "Business--Intellectual Property and Proprietary Rights" have been included in this Prospectus in reliance upon the status of McAndrews, Held & Malloy, Ltd. as experts in such matters. See "Legal Matters."

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-1 (of which this Prospectus is a part) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and such exhibits and schedules. Statements contained in this Prospectus regarding the contents of any agreement or other document referred to are not necessarily complete, and in each instance, reference is made to a copy of such agreement or other document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected without charge at the public reference facilities maintained by the Commission, including at the Commission's Public Reference Room, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Such materials also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.com.

                       NANOPHASE TECHNOLOGIES CORPORATION

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Auditors...........  F-2
Balance Sheets as of December 31, 1995 and 1996 and
  September 30, 1997........................................  F-3
Statements of Operations for the years ended December 31,
  1994, 1995 and 1996 and the nine months ended September
  30, 1996 (unaudited) and 1997.............................  F-4
Statements of Stockholders' Equity..........................  F-5
Statements of Cash Flows for the years ended December 31,
  1994, 1995 and 1996 and the nine months ended September
  30, 1996 (unaudited) and 1997.............................  F-6
Notes to the Financial Statements...........................  F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Nanophase Technologies Corporation


     We have audited the accompanying balance sheets of Nanophase Technologies Corporation as of December 31, 1995 and 1996 and September 30, 1997, and the related statements of operations, stockholders' equity, and cash flows for the each of the three years in the period ended December 31, 1996 and for the nine month period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nanophase Technologies Corporation at December 31, 1995 and 1996 and September 30, 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 and for the nine month period ended September 30, 1997, in conformity with generally accepted accounting principles.



                                          /s/ Ernst & Young LLP

Chicago, Illinois                         Ernst & Young LLP

October 24, 1997

                       NANOPHASE TECHNOLOGIES CORPORATION

                                 BALANCE SHEETS


                                                                                     AS OF         PRO FORMA
                                                        AS OF DECEMBER 31,       SEPTEMBER 30,   SEPTEMBER 30,
                                                    --------------------------   -------------   -------------
                                                       1995           1996           1997            1997
                                                                                                  (UNAUDITED)
                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................  $   261,902   $    617,204   $    770,704    $    770,704
  Investments.....................................    2,221,401      1,997,788      2,001,429       2,001,429
  Trade accounts receivable, less allowance for
    doubtful accounts of $0 in 1995 and 1996 and
    $46,976 in 1997...............................       70,845        389,501      1,441,206       1,441,206
  Inventories.....................................       65,280        445,205        503,815         503,815
  Prepaid expenses and other current assets.......       67,277         50,275         51,061          51,061
                                                    -----------   ------------   ------------    ------------
    Total current assets..........................    2,686,705      3,499,973      4,768,215       4,768,215
Equipment and leasehold improvements, net.........      924,814      1,794,798      2,212,960       2,212,960
OTHER ASSETS:
  Deferred offering costs.........................           --         79,122        125,673         125,673
  Patent costs, less accumulated amortization of
    $5,156 in 1995, $6,732 in 1996 and $9,844 in
    1997..........................................       52,742         86,892         99,223          99,223
  Cash held in trust..............................       76,867         78,849         80,000          80,000
                                                    -----------   ------------   ------------    ------------
                                                    $ 3,741,128   $  5,539,634   $  7,286,071    $  7,286,071
                                                    ===========   ============   ============    ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................  $   219,411   $    221,936   $    756,889    $    756,889
  Accrued expenses................................       15,667        207,248        952,266         952,266
                                                    -----------   ------------   ------------    ------------
    Total current liabilities.....................      235,078        429,184      1,709,155       1,709,155
STOCKHOLDERS' EQUITY:
  Series A convertible preferred stock, no par
    value; 169,490 shares authorized, issued, and
    outstanding...................................      600,000        600,000        600,000              --
  Series B convertible preferred stock, no par
    value; 758,358 shares authorized, issued, and
    outstanding...................................      851,351        851,351        851,351              --
  Series C convertible preferred stock, no par
    value; 662,287 shares authorized, issued, and
    outstanding...................................      743,500        743,500        743,500              --
  Series D convertible preferred stock, no par
    value; 3,896,419 shares authorized; 3,882,385
    issued and outstanding at December 31, 1995;
    3,896,419 issued and outstanding at December
    31, 1996 and September 30, 1997...............    6,405,262      6,429,500      6,429,500              --
  Series E convertible preferred stock, no par
    value; 2,026,500 shares authorized, no shares
    authorized, issued and outstanding at December
    31, 1995; 1,921,800 shares issued and
    outstanding at December 31, 1996 and September
    30, 1997......................................           --      7,157,850      7,157,850              --
  Series F convertible preferred stock, no par
    value; no shares authorized, issued and
    outstanding at December 31, 1995 and December
    31, 1996; 2,316,000 shares authorized and
    748,089 shares issued and outstanding at
    September 30, 1997............................           --             --      3,770,882              --
  Common stock, no par value at December 31, 1995
    and 1996 and September 30, 1997 and $.01 par
    value at pro forma September 30, 1997;
    8,088,544 shares authorized at December 31,
    1995, 10,316,158 shares authorized at December
    31, 1996, and 12,632,158 shares authorized at
    September 30, 1997; 77,586 shares issued and
    outstanding at December 31, 1995 and 1996 and
    September 30, 1997 and 8,234,029 shares issued
    and outstanding at pro forma September 30,
    1997..........................................          450            450            450          82,340
  Additional paid-in capital......................           --             --                     19,471,193
  Accumulated deficit.............................   (5,094,513)   (10,672,201)   (13,976,617)    (13,976,617)
                                                    -----------   ------------   ------------    ------------
    Total stockholders' equity....................    3,506,050      5,110,450      5,576,916       5,576,916
                                                    -----------   ------------   ------------    ------------
                                                    $ 3,741,128   $  5,539,634   $  7,286,071    $  7,286,071
                                                    ===========   ============   ============    ============


                       See Notes to Financial Statements.

                       NANOPHASE TECHNOLOGIES CORPORATION

                            STATEMENTS OF OPERATIONS


                                                                                 NINE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                   ---------------------------------------   -------------------------
                                      1994          1995          1996          1996
                                                                             (UNAUDITED)      1997
REVENUE:
  Commercial revenue.............  $    31,144   $    93,591   $   485,036   $   261,013   $ 2,245,415
  Government research
     contracts...................       64,015        27,995       110,770        26,207            --
                                   -----------   -----------   -----------   -----------   -----------
       Total revenue.............       95,159       121,586       595,806       287,220     2,245,415
OPERATING EXPENSES:
  Cost of revenue................      164,746       532,124     4,019,484     2,925,560     3,321,288
  Research and development
     expense.....................      456,162       485,059       677,284       515,675       571,210
  Selling, general and
     administrative expense......      799,558     1,150,853     1,661,504     1,209,823     1,714,725
                                   -----------   -----------   -----------   -----------   -----------
       Total operating
          expenses...............    1,420,466     2,168,036     6,358,272     4,651,058     5,607,223
                                   -----------   -----------   -----------   -----------   -----------
Operating expenses in excess of
  revenue........................   (1,325,307)   (2,046,450)   (5,762,466)   (4,363,838)   (3,361,808)
Interest income..................       37,535        86,576       184,778       145,746        57,392
                                   -----------   -----------   -----------   -----------   -----------
Net loss.........................  $(1,287,772)  $(1,959,874)  $(5,577,688)  $(4,218,092)  $(3,304,416)
                                   ===========   ===========   ===========   ===========   ===========
Pro forma net loss per share
  (unaudited)....................                              $     (0.76)                $     (0.41)
                                                               ===========                 ===========
Pro forma weighted average number
  of common shares outstanding
  (unaudited)....................                                7,312,392                   8,139,812
                                                               ===========                 ===========


                       See Notes to Financial Statements.

                       NANOPHASE TECHNOLOGIES CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                   COMMON STOCK         PREFERRED STOCK
                                  ---------------   -----------------------   ACCUMULATED
          DESCRIPTION             SHARES   AMOUNT    SHARES       AMOUNT        DEFICIT         TOTAL
Balance as of January 1, 1994...  77,586    $450    1,590,135   $ 2,194,851   $ (1,846,867)  $   348,434
Issuance of Series D shares.....      --      --      868,690     1,200,262             --     1,200,262
Issuance of Series D shares.....      --      --    1,271,248     2,195,592             --     2,195,592
Net loss for the year ended
  December 31, 1994.............      --      --           --            --     (1,287,772)   (1,287,772)
                                  ------    ----    ---------   -----------   ------------   -----------
Balance as of December 31,
  1994..........................  77,586     450    3,730,073     5,590,705     (3,134,639)    2,456,516
Issuance of Series D shares.....      --      --    1,742,447     3,009,408             --     3,009,408
Net loss for the year ended
  December 31, 1995.............      --      --           --            --     (1,959,874)   (1,959,874)
                                  ------    ----    ---------   -----------   ------------   -----------
Balance as of December 31,
  1995..........................  77,586     450    5,472,520     8,600,113     (5,094,513)    3,506,050
Issuance of Series D shares.....      --      --       14,034        24,238             --        24,238
Issuance of Series E shares, net
  of offering costs.............      --      --    1,921,800     7,157,850             --     7,157,850
Net loss for the year ended
  December 31, 1996.............      --      --           --            --     (5,577,688)   (5,577,688)
                                  ------    ----    ---------   -----------   ------------   -----------
Balance as of December 31,
  1996..........................  77,586     450    7,408,354    15,782,201    (10,672,201)    5,110,450
Issuance of Series F shares, net
  of offering costs.............      --      --      748,089     3,770,882             --     3,770,882
Net loss for the nine months
  ended September 30, 1997......      --      --           --            --     (3,304,416)   (3,304,416)
                                  ------    ----    ---------   -----------   ------------   -----------
Balance as of September 30,
  1997..........................  77,586    $450    8,156,443   $19,553,083   $(13,976,617)  $ 5,576,916
                                  ======    ====    =========   ===========   ============   ===========


                       See Notes to Financial Statements.

                       NANOPHASE TECHNOLOGIES CORPORATION

                            STATEMENTS OF CASH FLOWS


                                                                               NINE MONTHS ENDED
                                        YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                ----------------------------------------   --------------------------
                                   1994          1995           1996           1996
                                                                           (UNAUDITED)       1997
OPERATING ACTIVITIES:
Net loss......................  $(1,287,772)  $(1,959,874)  $ (5,577,688)  $ (4,218,092)  $(3,304,416)
  Adjustments to reconcile net
     loss to net cash used in
     operating activities.....
  Depreciation................       45,334       126,612        303,453        215,682       298,833
  Amortization................          855           335          6,397          5,389         3,112
  Loss on sale of equipment...           --            --             --             --        29,281
  Write off of patents........           --        19,857             --             --            --
  Changes in assets and
     liabilities related to
     operations:
     Trade accounts
       receivable.............        6,974       (23,573)      (318,656)      (182,722)   (1,051,705)
     Inventories..............           --       (65,280)      (379,924)      (419,118)      (58,610)
     Prepaid expenses and
       other current assets...      (12,700)      (50,261)        17,002        (11,165)         (786)
     Patent costs.............      (13,559)      (31,072)       (40,548)       (40,447)      (15,443)
     Accounts payable.........          249       168,643          2,525         92,653       534,953
     Accrued liabilities......       54,122       (45,740)       191,581        157,892       870,691
                                -----------   -----------   ------------   ------------   -----------
Net cash used in operating
  activities..................   (1,206,497)   (1,860,353)    (5,795,858)    (4,399,928)   (2,740,641)
INVESTING ACTIVITIES:
Acquisition of equipment and
  leasehold improvements......      (66,303)     (937,956)    (1,173,437)    (1,084,697)     (763,276)
Purchases of held-to-maturity
  investments.................   (2,255,609)   (8,512,957)   (15,486,131)   (13,571,571)   (7,960,981)
Maturities of held-to-maturity
  investments.................           --     8,547,165     15,709,744     11,763,459     7,957,340
Increase in asset held in
  trust.......................      (75,000)       (1,867)        (1,982)        (1,341)       (1,151)
Proceeds from sale of
  equipment...................          787            --             --             --        17,000
                                -----------   -----------   ------------   ------------   -----------
Net cash used in investing
  activities..................   (2,396,125)     (905,615)      (951,806)    (2,894,150)     (751,068)
FINANCING ACTIVITIES:
Proceeds from issuance of
  preferred stock, net of
  offering costs..............    3,395,854     3,009,408      7,182,088      7,182,088     3,770,882
Deferred offering costs.......           --            --        (79,122)       (77,393)     (125,673)
                                -----------   -----------   ------------   ------------   -----------
Net cash provided by financing
  activities..................    3,395,854     3,009,408      7,102,966      7,104,695     3,645,209
                                -----------   -----------   ------------   ------------   -----------
Increase (decrease) in cash
  and cash equivalents........     (206,768)      243,440        355,302       (189,383)      153,500
Cash and cash equivalents at
  beginning of period.........      225,230        18,462        261,902        261,902       617,204
                                -----------   -----------   ------------   ------------   -----------
Cash and cash equivalents at
  end of period...............  $    18,462   $   261,902   $    617,204   $     72,519   $   770,704
                                ===========   ===========   ============   ============   ===========


                       See Notes to Financial Statements.

                       NANOPHASE TECHNOLOGIES CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

  (INFORMATION WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1996


                     AND ALL PRO FORMA DATA ARE UNAUDITED)


(1) DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

     Nanophase Technologies Corporation (the "Company") was incorporated on November 30, 1989, for the purpose of developing nanocrystalline materials for commercial production and sale in domestic and international markets. The Company was in its development stage for the period from inception through December 31, 1996, primarily engaged in research and development activities, the recruiting of technical, marketing and administrative personnel, and the development of its manufacturing facility. These activities have been funded through the issuance of preferred stock and through cooperative development agreements and government contracts and grants. Although commercial shipments began in late 1995 and continued in 1996, these shipments were limited and primarily related to cooperative development agreements. The Company began full-scale production in early 1997 at which time it no longer was a development stage company.

     In the course of its corporate development, the Company has experienced net losses and negative cash flows from operations. Historically, the Company has funded its operations primarily through the issuance of equity securities.


     Export sales approximated $10,300, $51,400 and $256,500 for the years ended December 31, 1994, 1995 and 1996, respectively and $68,600 and $277,400 for the nine months ended September 30, 1996 and 1997, respectively.


  Basis of Presentation


     The financial statements of the Company as of September 30, 1996 and for the nine month period ended September 30, 1996 contain all adjustments and accruals (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary for a fair presentation of the financial position and operating results of the Company for the interim period presented.


  Pro Forma Presentation (Unaudited)


     The pro forma balance sheet at September 30, 1997 gives effect to conversion of the convertible preferred stock into common stock which will take place upon the closing of the proposed public offering of common stock and the change in the par value of the common stock, both as described in Note 11.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash Equivalents

     Cash equivalents primarily consist of money market accounts which have a maturity of three months or less from the date of purchase.

  Investments

     Investments are classified by the Company at the time of purchase for appropriate designation and such designation is reevaluated as of each balance sheet date. Investments are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost and are adjusted to maturity for the amortization of premiums and accretion of discounts. Such adjustments for amortization and accretion are included in interest income.

  Inventory

     Inventory is stated at the lower of cost, maintained on a first in, first out basis, or market.

                       NANOPHASE TECHNOLOGIES CORPORATION

  Equipment and Leasehold Improvements

     Equipment is stated at cost and is being depreciated over its estimated useful life (5-7 years) using the straight-line method. Leasehold improvements are stated at cost and are being amortized using the straight-line method over the shorter of the useful life of the asset or the term of the lease.

  Deferred Offering Costs


     Deferred costs related to the Company's proposed public offering totaled $79,122 and $125,673 at December 31, 1996 and September 30, 1997, respectively. In May 1997, the Company withdrew its March 1997 filing made with the Securities and Exchange Commission. Costs incurred relating to that filing aggregating $375,103 were expensed by the Company and included in selling, general and administrative expense. Costs deferred at September 30, 1997 relate to the current filing. Upon successful completion of the Company's proposed public offering, the deferred costs will be offset against the proceeds received and charged to stockholders' equity.


  Patent Costs

     Patent costs are being amortized over the life of the respective patent using the straight-line method.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Commercial Revenue

     Commercial revenue consists of sales of product and revenue from research and development arrangements with non-governmental entities. Sales of product are recorded as shipments are made by the Company. Research and development arrangements include both cost-plus and fixed fee agreements and such revenue is recognized when specific milestones are met under the arrangements.

  Government Research Contracts


     The Company accounts for contracts with governmental entities to complete research and development activities using the percentage of completion method measured by the relationship of costs incurred to total estimated costs. Amounts paid to the Company under its cooperative cost-sharing agreement with the U.S. government are accounted for as offsets against cost of revenues. See Note 8.


     All payments to the Company for work performed on contracts and agreements with agencies of the U.S. government are subject to adjustment upon audit by agencies of the U.S. government. The Company believes that such audits, if any, will not have a significant effect on the financial position or results of operation of the Company.

  Research and Development Expenses

     Expenditures for research and development activities are charged to operations as incurred by the Company.

  Income Taxes

     The Company accounts for income taxes using the liability method. As such, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for

                       NANOPHASE TECHNOLOGIES CORPORATION
financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are calculated using the enacted tax rates and laws that are expected to be in effect when the anticipated reversal of these differences is scheduled to occur.

  Employee Stock Options


     The Company accounts for stock options granted to employees in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No.
25). The exercise price of the options granted equals the estimated fair value of the underlying stock on the date of grant. As such, no compensation expense has been recognized by the Company for these options. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FASB No. 123). FASB No. 123, which was adopted by the Company in 1996, establishes an alternative method of accounting for stock-based compensation plans. In 1996, the Company adopted the disclosure alternative for stock-based compensation (Note 12) which provides for the use of APB No. 25 for financial statement purposes with pro forma disclosure of the impact of FASB No. 123.


  Fair Value of Financial Instruments

     The Company's financial instruments include investments, accounts receivable, accounts payable and accrued liabilities. The fair values of all financial instruments were not materially different from their carrying values.

  Net Loss and Pro Forma Net Loss Per Common Share

     Pro forma net loss per common share and historical net loss per common share are computed based upon the weighted average number of common shares outstanding. Common equivalent shares are not included in the pro forma and historical per share calculations since the effect of their inclusion would be anti-dilutive, except that common and common equivalent shares issued during the twelve month period prior to the proposed public offering have been included in the pro forma calculation as if they were outstanding for all periods presented using the treasury stock method. In addition, for the pro forma calculation, all convertible preferred stock is treated as if converted into common shares at date of issuance.


     Net loss per common share computed on a historical basis is as follows:
$2.32, $3.54 and $10.06 for the years ended December 31, 1994, 1995 and 1996, respectively, and $7.61 and $5.96 for the nine month periods ended September 30, 1996 and 1997, respectively. The weighted average number of common shares outstanding used to calculate these net loss per common share amounts are 554,298 for all periods.


(3) INVESTMENTS


     Investments consist of U.S. Treasury bills with an estimated fair value of $2,221,000, $1,998,000 and $2,001,000 at December 31, 1995 and 1996 and
September 30, 1997, respectively. All investments have been classified as held-to-maturity and mature in subsequent year.


(4) INVENTORIES

     Inventories consist of the following:


                                                                                           AS OF
                                                             AS OF DECEMBER 31,        SEPTEMBER 30,
                                                            ---------------------      -------------
                                                             1995          1996            1997
Raw materials.............................................  $47,617      $332,167        $307,593
Finished goods............................................   17,663       113,038         196,222
                                                            -------      --------        --------
                                                            $65,280      $445,205        $503,815
                                                            =======      ========        ========

                       NANOPHASE TECHNOLOGIES CORPORATION

(5) EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements consist of the following:


                                                                                             AS OF
                                                                AS OF DECEMBER 31,       SEPTEMBER 30,
                                                             ------------------------    -------------
                                                                1995          1996           1997
Machinery and equipment..................................    $  787,916    $1,662,721     $1,788,010
Office equipment.........................................       101,749       113,959        116,307
Office furniture.........................................        60,020        49,864         49,864
Leasehold improvements...................................       261,915       447,465        454,932
                                                             ----------    ----------     ----------
                                                              1,211,600     2,274,009      2,409,113
Less: Accumulated depreciation and amortization..........      (286,786)     (479,211)      (767,924)
                                                             ----------    ----------     ----------
                                                                924,814     1,794,798      1,641,189
Construction in progress.................................            --            --        571,771
                                                             ==========    ==========     ==========
                                                             $  924,814    $1,794,798     $2,212,960
                                                             ==========    ==========     ==========


(6) LEASE COMMITMENTS

     The Company leases manufacturing and office space under an agreement that will expire in September 1999. Monthly minimum lease payments amount to $7,900 for this facility.


     The Company also leased its original office space from a stockholder under a sublease agreement which expired in November 1996. The Company entered into a sublease of this office space and received monthly rental payments under the sublease through November 1996. Rent expense, net of sublease income, under this lease amounted to $35,903, $26,668 and $19,072 for the years ended December 31, 1994, 1995 and 1996, respectively, and $13,023 for the nine month period ended September 30, 1996.



     Total rent expense, net of sublease income, under these leases amounted to $65,903, $122,422, and $175,538 for the years ended December 31, 1994, 1995, and
1996, respectively, and $130,503 and $119,049 for the nine month periods ended September 30, 1996 and 1997, respectively.


(7) ACCRUED EXPENSES

     Accrued expenses consist of the following:


                                                                                         AS OF
                                                              AS OF DECEMBER 31,     SEPTEMBER 30,
                                                              -------------------    -------------
                                                               1995        1996          1997
Accrued subcontract costs...................................  $    --    $ 40,000      $250,000
Accrued costs for goods received but not invoiced...........       --      24,332       184,341
Accrued offering costs......................................       --       7,862       181,338
Other.......................................................   15,667     135,054       336,587
                                                              -------    --------      --------
                                                              $15,667    $207,248      $952,266
                                                              =======    ========      ========


(8) RESEARCH AND DEVELOPMENT AGREEMENTS

     In July 1992, the Company entered into a cooperative cost-sharing agreement with the U.S. Government under the Department of Commerce Advanced Technology Program. The three-year agreement ended in 1995. Under the terms of the agreement, the U.S. Government agreed to share costs of the Company's research efforts up to an aggregate of $944,259, including subcontractor costs. The net costs associated with

                       NANOPHASE TECHNOLOGIES CORPORATION
the total research effort amounted to $2,992,130. The difference between these amounts represented indirect costs of $2,047,871 which were absorbed as operating expenses by the Company. For the years ended December 31, 1994 and 1995, the Company offset amounts received from the U.S. government of $224,256 and $154,710, respectively, against cost of revenues in the statement of operations.


     The Company is party to a number of other research and development arrangements with both governmental and commercial entities. These arrangements are generally short-term in nature and provided $31,144, $54,680 and $236,019 of revenues for the years ended December 31, 1994, 1995, and 1996, respectively, and $148,927 and $1,395,077 of revenues for the nine month periods ended September 30, 1996 and 1997, respectively. These arrangements include both cost-plus and fixed-price agreements.


(9) PATENT LICENSE AGREEMENT


     In 1991, the Company was granted an exclusive license by a third party to make, have made, use and sell products of the type claimed in a U.S. patent. In consideration for this license, the Company agreed to pay royalties of 1/2% of net sales of licensed products, as defined. As of September 30, 1997, no royalty payments were due under this agreement.



     In 1994, the Company was granted a non-exclusive license by a third party to make, use, and sell products of the type claimed in two U.S. patents. In consideration for this license, the Company agreed to pay royalties of 1% of net sales, as defined, and made an advance royalty payment of $17,500. As of September 30, 1997, royalties under this agreement amounting to $11,289 have been offset against the royalty advance.



     In 1996, the Company was granted a non-exclusive license by a third party to produce and sell ultrafine powders of metal and ceramics claimed in four U.S. patents. In consideration for this license, the Company agreed to pay $14,000 as an initial payment, and pay royalties of 3% of net proceeds of sales of the product, as defined. As of September 30, 1997, royalties under this agreement approximated $8,000. The Company was also granted a remainder-exclusive license by a third party to make, have made, use, import, sell or have sold products of the type claimed in three U.S. patents. In consideration for this license, the Company agreed to pay $5,000 as an initial payment, $5,000 upon reaching the earlier of either defined profitability or the second anniversary of the agreement, and royalties at the rate of 4% of the defined net sales of the related products. As of September 30, 1997, no royalty payments were due to this party under this agreement.


(10) INCOME TAXES


     The Company has net operating loss carryforwards for tax purposes of approximately $13,875,000 at September 30, 1997, which expire between 2005 and 2012. The Company has not paid income taxes since inception.

                       NANOPHASE TECHNOLOGIES CORPORATION

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income taxes consist of the following:


                                                                                            AS OF
                                                              AS OF DECEMBER 31,        SEPTEMBER 30,
                                                          --------------------------    -------------
                                                             1995           1996            1997
Deferred tax assets:
  Net operating loss carryforward.....................    $ 2,288,000    $ 4,212,000     $ 5,411,000
  Start-up costs capitalized for income tax
     purposes.........................................             --        162,000         132,000
  Other accrued costs.................................          2,000         29,000         118,000
                                                          -----------    -----------     -----------
     Total deferred tax assets........................      2,290,000      4,403,000       5,661,000
Deferred tax liability:
  Accelerated tax depreciation........................        (21,000)       (53,000)        (62,000)
                                                          -----------    -----------     -----------
Net deferred tax asset................................      2,269,000      4,350,000       5,599,000
  Less: Valuation allowance...........................     (2,269,000)    (4,350,000)     (5,599,000)
                                                          -----------    -----------     -----------
Deferred income taxes.................................    $        --    $        --     $        --
                                                          ===========    ===========     ===========



     The valuation allowance increased $2,081,000 and $1,249,000 for the year ended December 31, 1996 and nine months ended September 30, 1997, respectively, due principally to the increase in the net operating loss carryforward and uncertainty as to whether future taxable income will be generated prior to the expiration of the carryforward period. Under the Internal Revenue Code, certain ownership changes, including the prior issuance of preferred stock and this proposed public offering, may subject the Company to annual limitations on the utilization of its net operating loss carryforward.


(11) CAPITAL STOCK


     All capital share and per share amounts in the financial statements and notes to financial statements have been restated to reflect a .579-for-1 reverse stock split effective prior to consummation of this proposed public offering. Additionally, the par value has been restated to $0.01 for all common stock. The Board of Directors has approved a migratory merger of the Company from Illinois to Delaware, pursuant to which the stock split and restated par value will occur.



     In 1997, a total of 748,089 shares of Series F convertible preferred stock were issued for cash amounting to $3,770,882 which is net of financing costs of $105,226.



     At September 30, 1997, authorized but unissued shares of common stock have been reserved for future issuance as follows:



Series A convertible preferred stock........................     169,490
Series B convertible preferred stock........................     758,358
Series C convertible preferred stock........................     662,287
Series D convertible preferred stock........................   3,896,419
Series E convertible preferred stock........................   2,026,500
Series F convertible preferred stock........................   2,316,000
Warrants....................................................     662,287
Options.....................................................   2,063,232
                                                              ----------
                                                              12,554,573
                                                              ==========


     All series of convertible preferred stock have the same voting rights as the common stock. The Series A, C, D, E and F convertible preferred stock have the same dividend rights as the common stock. At the holder's

                       NANOPHASE TECHNOLOGIES CORPORATION
option, the preferred stock may be converted into common stock at the conversion ratio, which is one common share for each preferred share. Mandatory conversion occurs upon the occurrence of a Qualified Initial Public Offering, as defined, at the conversion ratio.


     The holders of Series B convertible preferred stock are entitled to receive cumulative cash dividends in the amount of $.090 per share per annum. Dividends began to accumulate on the date of issuance of the first shares of Series B and will be paid to Series B shareholders of record only upon the liquidation of the Company. Accumulated dividends total $397,289 at September 30, 1997.


     Upon liquidation or dissolution of the Company, the Series F stockholders will be entitled to be paid $5.181 per share, plus all declared but unpaid dividends thereon before any distribution to the Series E, Series D, Series C, Series B, Series A, or common stockholders. The Series E stockholders will be entitled to be paid $3.886 per share, plus all declared but unpaid dividends thereon before any distribution to the Series D, Series C, Series B, Series A, or common stockholders. The Series D and Series C stockholders will be entitled to be paid $1.382 per share (with respect to the Series D purchased prior to October 1, 1994), $1.727 per share (with respect to the Series D purchased on or after October 1, 1994), and $3.368 per share (with respect to the Series C), plus all declared but unpaid dividends thereon before any distribution to the Series B, Series A, or common stockholders. Series B preferred stockholders will be entitled to be paid, before any payment or declaration and setting apart for payment of any amount with respect to the Series A or common stockholders, an amount equal to $1.123 per share, plus all accumulated but unpaid dividends thereon. The Series A preferred stockholders will be entitled to be paid an amount equal to $3.541 per share, after payment to the Series F, Series E, Series D, Series C, and Series B stockholders but before any distribution is made to the common stockholders.

(12) STOCK OPTIONS AND WARRANTS


     The Company has entered into stock option agreements with certain employees, a board member who is also a service provider and three Advisory Board members. At September 30, 1997, the Company had granted options to purchase 1,586,634 shares of common stock. The stock options generally expire ten years from the date of grant. Of the total number of options granted, 766,017 of the outstanding options vest on the eighth anniversary following their grant date, subject to an earlier five-year vesting period if specified performance targets for 1997 are met. Of the remaining 820,617 outstanding options, 803,247 vest over a five-year period and 17,370 vest over a three-year period from their respective grant dates.

                       NANOPHASE TECHNOLOGIES CORPORATION

     Exercise prices are determined by the Board of Directors and equal the estimated fair values of the Company's common stock at the grant date. The table below summarizes all option activity through September 30, 1997:



                                                                                       WEIGHTED-
                                                        NUMBER                      AVERAGE EXERCISE
                                                      OF OPTIONS   EXERCISE PRICE        PRICE
Outstanding at December 31, 1993....................    182,035             $ .112        $ .112
Options granted during 1994.........................    100,746               .112          .112
Options canceled during 1994........................    (27,442)              .112          .112
                                                      ---------
Outstanding at December 31, 1994....................    255,339               .112          .112
Options granted during 1995.........................    186,728               .432          .432
Options canceled during 1995........................     (6,948)     .112 --  .432          .180
                                                      ---------
Outstanding at December 31, 1995....................    435,119      .112 --  .432          .249
Options granted during 1996.........................  1,192,508     1.727 -- 3.886         3.309
Options canceled during 1996........................    (12,101)     .112 -- 1.727         1.549
                                                      ---------
Outstanding at December 31, 1996....................  1,615,526      .112 -- 3.886         2.499
Options granted during 1997.........................     17,370              5.181         5.181
Options canceled during 1997........................    (46,262)     .112 -- 3.886         3.475
                                                      ---------
Outstanding at September 30, 1997...................  1,586,634      .112 -- 5.181         2.499
                                                      =========



     At September 30, 1997, options for 209,183, 75,270, 62,903 and 13,896 shares of common stock were exercisable at $.112, $.432, $1.727 and $3.886 per share, respectively. No options have been exercised or have expired to date.



     In connection with the issuance of Series C convertible preferred stock in 1993, the Company issued common stock purchase warrants for 662,287 shares at no additional cost to the Series C convertible preferred stockholders. These warrants have an exercise price of $1.123 per share and expire upon the tenth anniversary of issuance. All warrants were outstanding at September 30, 1997.



     The Company has elected to follow APB No. 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB No. 123 requires use of option valuation models that were not developed for the use in valuing employee stock options. Pro forma information regarding net income is required by FASB No. 123, which also requires that the information be determined as if the Company had accounted for the employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the years ended December 31, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997, respectively: risk-free interest rates of 4.5%, 4.0%, 4.5% and 4.4%; a dividend yield of zero percent; and a weighted-average expected life of the option of 7 years. The volatility factor was assumed to be zero as the Company is privately held and no market existed for its stock in 1995 or 1996.


     The Black-Scholes option valuation model was developed for the use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's option, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                       NANOPHASE TECHNOLOGIES CORPORATION

     For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the respective option. Because FASB No. 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma impact will not be fully reflected until 2002. The Company's pro forma net loss and pro forma net loss per share on a historical basis would be $1,963,974 and $5,607,688 and $3.54 and $10.12 for the years ended December 31, 1995 and 1996 and would be $4,237,286 and $3,401,643 and $7.64 and $6.14 for the nine months ended September 30, 1996 and 1997, respectively.


(13) 401(K) PROFIT-SHARING PLAN

     Effective June 30, 1995, the Company implemented a 401(k) profit-sharing plan covering substantially all employees who meet defined service requirements. The plan provides for deferred salary contributions by the plan participants and a Company contribution. Company contributions, if any, are at the discretion of the Board of Directors and are not to exceed the amount deductible under applicable income tax laws. No Company contributions have been made since inception of the plan.

(14) SEVERANCE BENEFITS AGREEMENT


     Pursuant to an agreement entered into in 1994, the Company has established a trust for the benefit of an employee. Interest earned was credited to the trust until the funds held in trust equaled $80,000. Payments will be required in the event the Company terminates the employment of the individual, as defined, before November 15, 1999. Upon the occurrence of an initial public offering, the funds held in trust will revert to the Company.


(15) RELATED PARTY TRANSACTIONS


     The Company has an ongoing consulting agreement with a director/stockholder. The agreement is on a month-to-month basis. Payments under this agreement amount to $2,500 per month.

                            [INSIDE BACK COVER PAGE]

              [Picture of the Company's nanocrystalline materials compared to conventional nanocrystalline materials]

     In contrast to nanocrystalline materials produced by conventional processes, nanocrystalline materials produced by the Company's patented PVS process are nearly spherical and uniformly small. As a result of these and other properties, the Company is able to engineer the attributes, including strength, flexibility, color and electronic conductivity, of materials to yield products that are superior to conventional materials and to establish new standards for a range of high-performance commercial applications.

            [Picture of equipment inside the Company's manufacturing
                       facility in Burr Ridge, Illinois]

 PVS plasma reactors in the Company's production and research facility in Burr
                                Ridge, Illinois.

             ======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                               TABLE OF CONTENTS


                                             PAGE
Prospectus Summary.........................    3
Risk Factors...............................    7
Use of Proceeds............................   15
Dividend Policy............................   15
Capitalization.............................   16
Dilution...................................   17
Selected Financial Data....................   18
Management's Discussion And Analysis of
  Financial Condition and Results of
  Operations...............................   19
Business...................................   23
Management.................................   40
Certain Relationships and Related
  Transactions.............................   48
Principal Stockholders.....................   49
Description of Capital Stock...............   51
Shares Eligible for Future Sale............   53
Underwriting...............................   55
Legal Matters..............................   56
Experts....................................   57
Additional Information.....................   57
Index to Financial Statements..............  F-1


                            ------------------------

     UNTIL                , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ======================================================
             ======================================================

                                5,000,000 SHARES

                                 NANOPHASE LOGO

                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                                  FURMAN SELZ


                                CIBC OPPENHEIMER

                                            , 1997

             ======================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the approximate amount of fees and expenses (other than underwriting commissions and discounts) payable by the Registrant in connection with the issuance and distribution of the Common Stock pursuant to the Prospectus contained in this Registration Statement. The Registrant will pay all of these expenses.


                                                              APPROXIMATE
                                                                AMOUNT
Securities and Exchange Commission registration fee.........   $ 17,425
NASD filing fee.............................................      6,250
Nasdaq National Market application fee......................     50,000
Accountants' fees and expenses..............................     70,000
Blue Sky fees and expenses..................................     10,000
Legal fees and expenses.....................................    150,000
Transfer Agent and Registrar fees and expenses..............     10,000
Printing and engraving......................................     70,000
Miscellaneous expenses......................................     16,325
                                                               --------
     Total..................................................   $400,000
                                                               ========



     All expenses other than the Securities and Exchange Commission registration fee and NASD filing fee are estimated.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Upon the Registrant's reincorporation in Delaware, Article VII of the Registrant's Certificate of Incorporation will provide that the Registrant shall indemnify its directors to the full extent permitted by the General Corporation Law of the State of Delaware and may indemnify its officers and employees to such extent, except that the Registrant shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by the Registrant without the prior written consent of the Registrant. Prior to consummation of this offering, the Registrant will enter into indemnity agreements with each of its directors. These agreements may require the Registrant, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' liability insurance if available on reasonable terms.

     In addition, Article VII of the Registrant's Certificate of Incorporation will also provide that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or
(iv) for any transaction from which the director derives an improper personal benefit.

     Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

     Prior to the consummation of this offering, the Registrant intends to purchase a directors' and officers' liability insurance policy.

     Under the terms of the Underwriting Agreement, the Underwriters have agreed to indemnify, under certain conditions, the Registrant, its directors, certain of its officers and persons who control the Company within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following information reflects a 0.579-for-one stock split which will be effected prior to the date of the Prospectus.


     In March 1994, the Registrant issued an aggregate of 868,690 shares of Series D Convertible Preferred Stock (the "Series D Preferred") at $1.382 per share to nine investors, which included eight venture capital funds and Richard Siegel, a director and consultant of the Company, in exchange for cash in the aggregate amount of $1,200,262.


     In October 1994, the Registrant issued 1,271,248 shares of Series D Preferred at $1.727 per share to eight investors which are venture capital funds in exchange for cash in the aggregate amount of $2,195,592.

     In April 1995, the Registrant issued 89,402 shares of Series D Preferred at $1.727 per share to four investors which are venture capital funds in exchange for cash in the aggregate amount of $154,408. In November 1995, the Registrant issued 1,653,045 shares of Series D Preferred at $1.727 per share to nine investors, which included eight venture capital funds and Richard Siegel, a director and consultant of the Company, in exchange for cash in the aggregate amount of $2,855,000.


     In April 1996, the Registrant issued 14,034 shares of Series D Preferred at $1.727 per share to one investor which is a venture capital fund in exchange for cash in the amount of $24,238. In May 1996, the Registrant issued 1,921,800 shares of Series E Convertible Preferred Stock (the "Series E Preferred") at $3.886 per share to 122 investors, which included various individuals, trusts, partnerships and retirement plans, in exchange for cash in the aggregate amount of $7,468,135.



     In June 1997, the Registrant issued 421,992 shares of Series F Convertible Preferred Stock at (the "Series F Preferred") at $5.181 per share to 39 investors, which included various individuals, trust partnerships and retirement plans, in exchange for cash in the aggregate amount of $2,186,487. In August 1997, the Registrant issued 183,468 shares of Series F Preferred at $5.181 per share to 10 investors, which included various individuals, trusts, partnerships and retirement plans, in exchange for cash in the aggregate amount of $950,613. In September 1997, the Registrant issued 142,629 shares of Preferred Stock at $5.181 per share to 15 investors, which included employees of DLJ, various individuals and a trust, in exchange for cash in the aggregate amount of $739,008.


     Each share of Series D Preferred, Series E Preferred and Series F Preferred will be converted into one share of Common Stock upon consummation of this offering.

     The sales of shares of Series D Preferred, Series E Preferred and Series F Preferred are claimed to be exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act, and/or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering, in that the transactions involved the issuance and sale by the Company of its securities to financially sophisticated institutions or individuals who represented that they were aware of the Company's activities as well as its business and financial condition, and who took such securities for investment purposes and understood the ramifications of the same. Each security holder represented that they acquired such securities for investment for their own account and not for distribution. All certificates representing the securities issued in these transactions have been legended.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


 1         Form of Underwriting Agreement.
 3.1       Form of Certificate of Incorporation of the Registrant.
 3.2       Form of Bylaws of the Registrant.
 4.1       Specimen stock certificate representing Common Stock.
 4.2*      Form of Warrants.
 5         Opinion of Katten Muchin & Zavis as to the legality of the securities being registered (including consent).
10.1       The Nanophase Technologies Corporation Amended and Restated
           1992 Stock Option Plan, as amended.
10.2       Form of Directors Indemnification Agreement.
10.3       Amended and Restated Registration Rights Agreements dated as of March 16, 1994, as amended.
10.4*      Employment Agreement dated February 3, 1994 between the
           Registrant and Robert W. Cross.
10.5*      Employment Agreement dated as of September 3, 1996 between the Registrant and Dennis J. Nowak.
10.6*      Severance Benefits Agreement dated as of November 15, 1994 between the Registrant, Steven Lazarus and John C. Parker.
10.7*      License Agreement dated June 1, 1990 between the Registrant and ARCH Development Corporation, as amended.
10.8*      License Agreement dated October 12, 1994 between the
           Registrant and Hitachi.
10.9*      License Agreement dated May 31, 1996 between the Registrant and Research Development Corporation of Japan.
10.10*     License Agreement dated April 1, 1996 between the Registrant and Cornell Research Foundation.
10.11*     Consulting and Stock Purchase Agreement between Richard W.
           Siegel and the Registrant dated as of May 9, 1990, as
           amended February 13, 1991, November 21, 1991 and January 1,
           1992.
10.12*     Lease Agreement between the Village of Burr Ridge and the
           Registrant, dated September 15, 1994.
10.13      Purchase Order and Purchase and Distribution Agreement dated
           February 27, 1997 between the Registrant and Moyco
           Technologies, Incorporated, as amended.
10.14*     Marketing and Distribution Agreement between the Registrant and Whittaker, Clark & Daniels, Inc., dated as of November
           22, 1995.
10.15*     Distribution Agreement between the Registrant and C.I.
           Kasei, Ltd., (a subsidiary of Itochu) dated as of October
           30, 1996.
10.16*     Purchase Agreement between Nanophase Technologies
           Corporation and LWT Instruments, Inc., dated February 1,
           1997.
10.17      Supply Agreement between the Registrant and Schering-Plough
           HealthCare Products, Inc. dated as of March 15, 1997.
10.18      Amended and Restated Shareholders' Agreement dated as of
           March 16, 1994, as amended.
11         Statement regarding computation of per share earnings.
23.1       Consent of Ernst & Young LLP.
23.2       Consent of Katten Muchin & Zavis (contained in its opinion filed as Exhibit 5 hereto).
23.3       Consent of McAndrews, Held & Malloy, Ltd.
24*        Power of Attorney (included on signature page of the
           Registration Statement).
27         Financial Data Schedule.


------------------------------

* Previously filed with this Registration Statement.

     (b) Financial Statement Schedules.

                                                                    PAGE
    Schedule II -- Report of Independent Auditors                   S-1
                    Valuation and Qualifying Accounts               S-2

ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes:

          (1) To provide to the Underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

          (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (3) For purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, and State of Illinois on the 3rd day of November, 1997.


                                          NANOPHASE TECHNOLOGIES CORPORATION

                                          By: /s/ ROBERT W. CROSS

                                            ------------------------------------
                                            Robert W. Cross,
                                            President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons on November 3, 1997 in the capacities indicated.



                SIGNATURE                                            TITLE

           /s/ ROBERT W. CROSS              President, Chief Executive Officer (Principal Executive
------------------------------------------  Officer) and a Director
             Robert W. Cross

           /s/ DENNIS J. NOWAK              Vice President--Finance and Administration, Chief
------------------------------------------  Financial Officer, Treasurer and Secretary (Principal
             Dennis J. Nowak                Financial and Accounting Officer)

                    *                       Chairman of the Board and Director
------------------------------------------
           Leonard A. Batterson

                    *                       Director
------------------------------------------
              Steven Lazarus

                    *                       Director
------------------------------------------
            Richard W. Siegel

                    *                       Director
------------------------------------------
           Robert W. Shaw. Jr.

          * /s/ DENNIS J. NOWAK
------------------------------------------
             Dennis J. Nowak
           As Attorney-in-fact

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Nanophase Technologies Corporation


     We have audited the financial statements of Nanophase Technologies Corporation as of December 31, 1995 and 1996 and September 30, 1997, and for each of the three years in the period ended December 31, 1996 and for the nine month period ended September 30, 1997, and have issued our report thereon dated October 24, 1997. Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.


     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                          /s/ ERNST & YOUNG LLP

Chicago, Illinois                         Ernst & Young LLP

October 24, 1997

                                                                     SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS


                                                                 ADDITIONS
                                            BALANCE AT     ----------------------                  BALANCE AT
                                           BEGINNING OF    COSTS AND      OTHER                       END
              DESCRIPTION                     PERIOD        EXPENSES     ACCOUNTS    DEDUCTIONS    OF PERIOD
Year ended December 31, 1994:
Deferred tax asset valuation account...     $  744,300     $  509,700      $--          $--        $1,254,000
                                            ==========     ==========      ===          ===        ==========
Year ended December 31, 1995:
Deferred tax asset valuation account...     $1,254,000     $1,015,000      $--          $--        $2,269,000
                                            ==========     ==========      ===          ===        ==========
Year ended December 31, 1996:
Deferred tax asset valuation account...     $2,269,000     $2,081,000      $--          $--        $4,350,000
                                            ==========     ==========      ===          ===        ==========
Nine months ended September 30, 1997:
Allowance for doubtful accounts........     $       --     $   46,976      $--          $--        $   46,976
                                            ==========     ==========      ===          ===        ==========
Deferred tax asset valuation account...     $4,350,000     $1,249,000      $--          $--        $5,599,000
                                            ==========     ==========      ===          ===        ==========

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                               EXHIBIT
-------                              -------
  1        Form of Underwriting Agreement.
  3.1      Form of Certificate of Incorporation of the Registrant.
  3.2      Form of Bylaws of the Registrant.
  4.1      Specimen stock certificate representing Common Stock.
  5        Opinion of Katten Muchin & Zavis as to the legality of the securities being registered (including consent).
 10.1      The Nanophase Technologies Corporation Amended and Restated
           1992 Stock Option Plan, as amended.
 10.2      Form of Directors Indemnification Agreement.
 10.3      Amended and Restated Registration Rights Agreements dated as of March 16, 1994, as amended.
 10.13     Purchase Order and Purchase and Distribution Agreement dated
           February 27, 1997 between the Registrant and Moyco
           Technologies, Incorporated, as amended.
 10.17     Supply Agreement between the Registrant and Schering-Plough
           HealthCare Products, Inc. dated as of March 15, 1997.
 10.18     Amended and Restated Shareholders' Agreement dated as of
           March 16, 1994, as amended
 11        Statement regarding computation of per share earnings.
 23.1      Consent of Ernst & Young LLP.
 23.3      Consent of McAndrews, Held & Malloy, Ltd.
 27        Financial Data Schedule.